SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

COLUMBIA BANKING SYSTEM, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Columbia Banking System, Inc. 1301 “A” Street Tacoma, Washington 98402

April 17, 2020

Dear Shareholder:

In light of ongoing developments related to coronavirus (COVID-19) and after careful consideration, the Board of Directors of Columbia Banking System, Inc. has determined to hold a virtual annual meeting. The meeting will be conducted exclusively via live webcast at www.virtualshareholdermeeting.com/COLB2020 at 10:00 a.m. on Wednesday, May 27, 2020. You will not be able to attend the annual meeting physically.

The virtual annual meeting is intended to facilitate shareholder attendance and participation by enabling shareholders to participate from any location and at no cost. We believe this is the right choice for Columbia at this time, as it enables engagement with our shareholders, regardless of size, resources, or physical location while safeguarding the health of our shareholders, Board members and management. You will be able to attend the meeting online, vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/COLB2020. To participate in the virtual meeting, you will need the 16-digit control number included on your Notice, proxy card or voting instruction form. The meeting webcast will begin promptly at 10:00 a.m. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:45 a.m., and you should allow ample time for the check-in procedures. If you experience technical difficulties during the check-in process or during the meeting, please call (800) 586-1548 (U.S.) or (303) 562-9288 (International) for assistance.

At the meeting, you and the other shareholders will be asked to consider and vote on proposals with respect to (i) the election of eleven nominees for director to serve on our Board of Directors; (ii) the approval, on an advisory basis (non-binding), of the compensation of our named executive officers; and (iii) the approval, on an advisory basis (non-binding), of the appointment of our independent registered public accounting firm for the 2020 fiscal year.

You also will have the opportunity to hear Columbia’s management discuss the developments in our business and industry in the past year and to ask questions. You will find additional information concerning Columbia and its operations, including its audited financial statements, in the Annual Report for the year ended December 31, 2019, which is available on our website at www.columbiabank.com.

We hope that you can join us online on May 27th. Whether or not you plan to attend the virtual meeting, please take the time to vote online, by telephone or by completing and mailing the proxy card (if you received one) as soon as possible. Your opinion and your vote are important to us. Voting by proxy will not prevent you from voting online if you attend the meeting, but it will ensure that your vote is counted if you are unable to attend.

Craig D. Eerkes	Clint E. Stein
Chairman	President & Chief Executive Officer

COLUMBIA BANKING SYSTEM, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 27, 2020

TIME			VOTING
10:00 a.m. on Wednesday, May 27, 2020
By Internet
VIRTUAL MEETING				To vote before the meeting, visit www.proxyvote.com. To vote at the meeting, visit www.virtualshareholdermeeting.com/COLB2020
www.virtualshareholdermeeting.com/COLB2020
HOW TO PARTICIPATE
Visit www.virtualshareholdermeeting.com/COLB2020 and enter the control number found on your notice, proxy card or instruction form.

ITEMS OF BUSINESS				By Toll Free
The purposes of the meeting are as follows:				Number
	Board	Page		1-800-690-6903
	Recommendation	Reference
(1) To elect the eleven nominees for director named in this proxy statement to serve on the Board of Directors until the 2021 Annual Meeting of Shareholders or until their successors have been elected and have qualified.	FOR	8

By Mail
Follow the instructions on your proxy card
(2) To approve, on an advisory basis (non-binding), the compensation of the Company’s named executive officers.	FOR	45

(3) To approve, on an advisory basis (non-binding), the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.	FOR	49

(4) To transact such other business as may properly come before the meeting or any adjournment thereof.	FOR

VOTING BY PROXY

Please vote online or by telephone or submit your proxy card (if you received one) as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions in the proxy statement and on the Notice of Internet Availability of Proxy Materials you received in the mail or, if you received a hard copy of the proxy materials, on the enclosed proxy card.

RECORD DATE
You are entitled to vote at the annual meeting and at any adjournments or postponements of the meeting if you were a shareholder at the close of business on March 30, 2020.

Kumi Y. Baruffi
Corporate Secretary

The proxy statement was first made available or mailed to shareholders on April 17, 2020.

	Page		Page
PROXY STATEMENT	1	Director Independence	14
INFORMATION ABOUT THE ANNUAL MEETING	1	Compensation Committee Interlocks and Insider Participation	14
		Shareholder Communications with the Board	14
GENERAL INFORMATION	1	BOARD STRUCTURE AND COMPENSATION	15
Why did I receive a Notice of Internet Availability of Proxy Materials instead of paper copies of the proxy materials?	1	2019 Board Meetings	15
What is being voted on at the Annual Meeting?	1	Board Committees	15
Who is entitled to vote?	2	Risk Oversight	17
How do I vote?	2	Director Compensation	17
Can I revoke my proxy and/or change my vote?	2	EXECUTIVE COMPENSATION	20
What are the Board’s recommendations?	2	Compensation Discussion & Analysis	20
Will my shares be voted if I do not vote by using the Internet, by telephone or by signing and returning my proxy card?	2	Compensation Tables	31
How many votes are needed to hold the Annual Meeting?	3	Equity Compensation	34
What vote is required to elect directors?	3	Post-Employment and Termination Benefits	36
What vote is required to approve the advisory (non-binding) resolution on the compensation of Columbia’s executive officers?	3	Other Compensation Plans	44
What vote is required to approve the advisory (non-binding) proposal on the appointment of the independent registered public accountants?	3	PROPOSAL NO. 2 ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION	45
Can I vote on other matters?	3	Vote Required and Board Recommendation	45
Who is soliciting my proxy and who is paying the cost of solicitation?	3	MANAGEMENT	46
How can I find out the results of the voting at the annual meeting?	4	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	47
When are proposals and director nominations for the 2020 Annual Meeting due?	4	Fees Paid to Independent Registered Public Accounting Firm	47
STOCK OWNERSHIP	5	Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors	47
Beneficial Owners of More Than Five Percent	5	AUDIT COMMITTEE REPORT	47
Beneficial Ownership of Directors and Executive Officers	6	PROPOSAL NO.3 ADVISORY (NON-BINDING) VOTE ON APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	49
INFORMATION ABOUT THE DIRECTORS AND NOMINEES	7	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	49
Size of the Board	7	ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K	50
Director Retirement Age	7	Delivery of Documents to Shareholders Sharing an Address	50
Replacement Nominees	7	APPENDIX A Non-GAAP Financial Measures	A-1
PROPOSAL NO. 1 ELECTION OF DIRECTORS	8
CORPORATE GOVERNANCE	13
Guidelines	13
Board and Company Leadership Structure	13
Director Qualifications	13
Code of Ethics and Corporate Governance Documents	13

i

COLUMBIA BANKING SYSTEM, INC.
1301 “A” Street
Tacoma, Washington 98402-4200
(253) 305-1900

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the 2020 Shareholder Meeting:

This proxy statement, the Notice of Internet Availability of Proxy Materials (the “Notice”) and our annual report to shareholders for the year ended December 31, 2019 (the “2019 Annual Report”) are available at www.columbiabank.com.

The Columbia Board of Directors (the “Board”) is soliciting proxies for this year’s Annual Meeting of Shareholders (the “Annual Meeting”). This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully. In this proxy statement, the terms the “Company,” “Columbia,” “we,” “us” or “our” refer to Columbia Banking System, Inc.

INFORMATION ABOUT THE ANNUAL MEETING

The meeting will be a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/COLB2020 at 10:00 a.m. on Wednesday, May 27, 2020.

The Board set March 30, 2020 as the record date for the meeting (the “Record Date”). Shareholders who owned Columbia common stock at the close of business on that date are entitled to vote at the Annual Meeting, with each share entitled to one vote for each matter to be voted on at the meeting. There were 71,575,503 shares of Columbia common stock outstanding on the Record Date.

Under the rules of the Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our shareholders on the Internet, rather than mailing paper copies of the materials (including the 2019 Annual Report) to each shareholder. As a result, unless you previously elected to receive paper copies or request them this year, you will not receive paper copies of these proxy materials. We are sending to our shareholders (other than those that previously elected to receive paper copies) a copy of the Notice, which will instruct you as to how you may access and review the proxy materials over the Internet. The Notice will also instruct you as to how you may access your proxy card to vote your shares by telephone or over the Internet. If you would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice.

The Notice was mailed to shareholders on April 17, 2020.

GENERAL INFORMATION

Why did I receive a Notice of Internet Availability of Proxy Materials instead of paper copies of the proxy materials?

Instead of mailing a printed copy of our proxy materials to each shareholder of record, the SEC permits us to furnish proxy materials to our shareholders over the Internet. If you received the Notice by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice will instruct you as to how you may access and review the proxy materials and submit your vote via the Internet. If you received the Notice by mail and would like to receive a printed copy of the proxy materials, please follow the instructions included in the Notice for requesting such materials.

We mailed the Notice on April 17, 2020 to all shareholders entitled to vote at the Annual Meeting. As of the date of mailing of the Notice, all shareholders and beneficial owners have the ability to access all of our proxy materials on a website referred to in the Notice. These proxy materials are available free of charge.

What is being voted on at the Annual Meeting?

At the Annual Meeting you will be asked to vote on:

•	the election of eleven nominees to serve on the Board until the 2021 Annual Meeting of Shareholders or until their successors have been elected and have qualified;

•	the approval, on an advisory basis (non-binding), of the compensation of Columbia’s named executive officers; and

•
the approval, on an advisory basis (non-binding), of the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

1	2020 Proxy Statement

Who is entitled to vote?

Only shareholders who owned Columbia common stock, either directly or beneficially, as of the close of business on the Record Date are entitled to receive notice of the Annual Meeting and to vote the shares that they held on that date at the Annual Meeting, or any postponement or adjournment of the Annual Meeting.

How do I vote?

At the Virtual Meeting. Shares held in your name as the shareholder of record may be voted by you online at the Annual Meeting at www.virtualshareholdermeeting.com/COLB2020. Shares held beneficially in “street name” may be voted by you online at the Annual Meeting only if you obtain a legal proxy from the broker or other agent that holds your shares, giving you the right to vote the shares. Have the legal proxy available when you access the virtual meeting web page. If you experience any technical difficulties during the check-in process or during the meeting, please call (800) 586-1548 (U.S.) or (303) 562-9288 (International) for assistance

By Mail. Shareholders who ask for and receive a paper proxy card may vote by mail and should complete, sign and date their proxy card and mail it in the pre-addressed envelope that will accompany the delivery of the paper proxy card. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted.

By Internet before the meeting. For shares registered in your name, you may go to http://www.proxyvote.com to transmit a proxy to vote your shares by means of the Internet. You will be required to provide our number and the control number, both of which are contained on the Notice or the proxy card, as applicable. You will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen, and you will be prompted to submit or revise them as desired. We must receive votes submitted before the Meeting via the Internet by 11:59 p.m. ET on May 26, 2020.

By Telephone. You may grant a proxy to vote your shares by telephone. The telephone voting procedures are designed to authenticate your identity, to allow you to grant a proxy to vote your shares, and to confirm that your instructions have been recorded properly. To vote by telephone, call 1-800-690-6903 by 11:59 p.m. ET on May 26, 2020. Please see the instructions on the Notice or the proxy card, as applicable.

For shares registered in the name of a broker or bank. Most beneficial owners, whose stock is held in “street name,” receive instructions for granting proxies from their banks, brokers or other agents, rather than a proxy card. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and as the beneficial owner, you have the right to direct your broker on how to vote.

A number of brokers and banks are participating in a program provided through Broadridge Financial Solutions Inc. that offers the means to grant proxies to vote shares over the telephone and Internet. If your shares are held in an account with a broker or bank participating in the Broadridge program, you may grant a proxy to vote those shares by calling the telephone number or visiting the website shown on the instruction form received from your broker or bank.

Can I revoke my proxy and/or change my vote?

Yes. You may revoke your proxy and change your vote at any time before the proxy is exercised by filing with Columbia’s Secretary a notice of revocation, voting again by Internet or telephone (only your last Internet or telephone proxy submitted prior to the meeting will be counted), signing and returning a new proxy card with a later date, obtaining a legal proxy from the broker or other agent that holds your shares, or attending the virtual Annual Meeting and voting online. The powers of the proxy holders will be suspended if you attend the Annual Meeting and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the Board’s recommendations?

The Board recommends a vote (i) FOR the election of the director nominees listed in this proxy statement, (ii) FOR the approval, on an advisory basis (non-binding), of the compensation of Columbia’s named executive officers, and, (iii) FOR the approval, on an advisory basis (non-binding), of Deloitte as the independent registered public accounting firm for the fiscal year 2020.

If you indicate when voting by Internet or by telephone that you wish to vote as recommended by the Board, or if you sign and return a proxy card without specific instructions as to how to vote, Craig D. Eerkes and Clint Stein, as the persons named as proxy holders on the proxy card, will vote as recommended by the Board of Directors. If any other matters are considered at the meeting, Mr. Eerkes and Mr. Stein will vote as recommended by the Board. If the Board does not give a recommendation, Mr. Eerkes and Mr. Stein will have discretion to vote as they think best.

2	2020 Proxy Statement

Will my shares be voted if I do not vote by using the Internet, by telephone or by signing and returning my proxy card?

If your shares are registered in your name and you do not vote by using the Internet, by telephone or by returning a signed proxy card or do not vote online at the Annual Meeting, your shares will not be voted.

If your shares are held in “street name” and you do not submit voting instructions to your broker, your broker may vote your shares at this meeting on the advisory (non-binding) approval of the appointment of the independent registered public accounting firm only. If no instructions are given with respect to the election of directors or the approval, on an advisory basis (non-binding), of the compensation of Columbia’s named executive officers your broker cannot vote your shares on these proposals.

How many votes are needed to hold the Annual Meeting?

A majority of Columbia’s outstanding shares as of the Record Date (a quorum) must be present at the Annual Meeting in order to hold the meeting and conduct business. Shares are counted as present at the meeting if a shareholder is present and votes online at the virtual meeting or has properly submitted a proxy card. As of the Record Date for the Annual Meeting, 71,575,503 shares of Columbia common stock were outstanding and eligible to vote. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to a matter on which the broker has expressly not voted. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (i) the broker has not received voting instructions from the beneficial owner and (ii) the broker lacks discretionary voting power to vote such shares.

What vote is required to elect directors?

In an uncontested election, a nominee for election to a position on the Board will be elected as a director if the votes cast For the nominee exceed the votes cast Against the nominee (known as majority voting). The term of any director who does not receive a majority of votes cast in an election held under that standard terminates on the earliest to occur of: (i) 90 days after the date election results are certified; (ii) the date the director resigns; and (iii) the date the Board fills the position. Our Bylaws provide that an election is considered “contested,” and will be held under a plurality standard, if there are shareholder nominees for director pursuant to the advance notice provision in Section 1.17 of our Bylaws who are not withdrawn by the advance notice deadline set forth in that section. You may vote For, Against, or Abstain from voting for the listed nominees. The following will not be votes cast and will have no effect on the election of any director nominee: (i) a share whose ballot is marked as abstain; (ii) a share otherwise present at the meeting but for which there is an abstention; and (iii) a share otherwise present at the meeting as to which a shareholder gives no authority or direction. Shareholders may not cumulate their votes in the election of directors.

What vote is required to approve the advisory (non-binding) resolution on the compensation of Columbia’s executive officers?

The affirmative vote For by a majority of those shares present online or by proxy and voting on this matter is required on the advisory (non-binding) resolution on the compensation of Columbia’s named executive officers. You may vote For, Against or Abstain from approving the advisory (non-binding) resolution to approve named executive officer compensation. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

What vote is required to approve the advisory (non-binding) proposal on the appointment of the independent registered public accountants?

The proposal to approve, on an advisory basis (non-binding), the appointment of Deloitte as Columbia’s independent registered public accounting firm will be adopted if a majority of the votes present online or by proxy and voting on this matter are cast For the proposal. You may vote For, Against or Abstain from approving the proposal. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

Can I vote on other matters?

We have not received timely notice of any shareholder proposals to be considered at the Annual Meeting, and the Board does not know of any other matters to be brought before the Annual Meeting.

Who is soliciting my proxy and who is paying the cost of solicitation?

The Board is soliciting proxies for use at the 2020 Annual Meeting. Certain directors, officers and employees of Columbia and its banking subsidiary, Columbia State Bank, or its trust company subsidiary, Columbia Trust Company, may solicit proxies by mail, telephone, facsimile, or in person.

3	2020 Proxy Statement

We will pay for the costs of solicitation. We do not expect to pay any compensation for the solicitation of proxies, except to brokers, nominees and similar record holders for reasonable expenses in mailing proxy materials to beneficial owners of our common stock. However, management may, if it determines it necessary to obtain the requisite shareholder vote, retain the services of a proxy solicitation firm.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the Annual Meeting. We will publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. After the Form 8-K is filed, you may obtain a copy by visiting our website at www.columbiabank.com, the SEC’s website at www.sec.gov, or by writing to: Columbia Banking System, Inc., Attention: Corporate Secretary, 1301 “A” Street, Tacoma, Washington, 98402-4200.

When are proposals and director nominations for the 2021 Annual Meeting due?

Proposals by shareholders to transact business at Columbia’s 2021 Annual Meeting must be delivered to Columbia’s Secretary no later than January 27, 2021 in order to be considered for inclusion in our proxy statement and proxy card and should contain such information as is required under our Bylaws. Such proposals will also need to comply with the SEC’s regulations regarding the inclusion of shareholder proposals in Columbia-sponsored proxy materials. In order for a shareholder proposal to be raised from the floor during next year’s annual meeting, or for a shareholder to nominate a person or persons for a director, written notice must be received by us no earlier than the 150th day and no later than the 120th day prior to the first anniversary of the 2020 Annual Meeting (meaning no earlier than December 28, 2020, and no later than January 27, 2021), and should contain such information as required under our Bylaws. However, if the date of the 2021 Annual Meeting is more than 30 days before or more than 60 days after the anniversary of the 2020 Annual Meeting, notice must be delivered no earlier than the 150th day and no later than the 120th day prior to the date of the 2021 Annual Meeting or, if the first public announcement of the 2021 Annual Meeting date is less than 10 days before the meeting date, notice must be delivered no later than the 10th day following the date of the Company’s first public announcement of the 2021 Annual Meeting date.

To be in proper form, a shareholder’s notice must include the specified information concerning the proposal or director nominee as described in our Bylaws. The Company will not consider any proposal or nomination that is not timely or otherwise does not meet the Bylaw and SEC requirements for submitting a proposal or nomination.

Notice of intention to present proposals at the 2021 Annual Meeting, or to obtain a copy of the detailed procedures regarding notice requirements for proposals or director nominations, should be directed to Columbia’s Corporate Secretary, 1301 “A” Street, Tacoma, Washington 98402.

4	2020 Proxy Statement

STOCK OWNERSHIP
Beneficial Owners of More Than Five Percent

As of March 13, 2020 (except as otherwise noted), the shareholders identified in the table below beneficially owned more than 5% of the outstanding Columbia shares. To the Company’s knowledge, based on the public filings which beneficial owners of more than 5% of the outstanding shares of Columbia common shares are required to make with the SEC, there are no other beneficial owners of more than 5% of the outstanding Columbia common shares as of March 13, 2020, other than those set forth below. The percentage ownership data is based on 72,073,655 Columbia common shares outstanding as of March 13, 2020.

Name and Address	Number of Shares (1)	Percentage
Blackrock, Inc. (2)	10,750,497	14.92%
55 East 52nd Street
New York, NY 10055

The Vanguard Group, Inc. (3)	7,717,272	10.71%
100 Vanguard Blvd.
Malvern, PA 19355

T Rowe Price (4)	4,325,116	6.00%
100 East Pratt St.
Baltimore, MD 21202

(1)
Pursuant to rules promulgated by the SEC, a person or entity is considered to beneficially own shares of common stock if the person or entity has or shares (i) voting power, meaning the power to vote or direct the voting of the shares, or (ii) investment power, meaning the power to dispose of or direct the disposition of the shares.

(2)
An amended Schedule 13G filed with the SEC on February 4, 2020 indicates that BlackRock, Inc. had sole voting power over 10,591,406 shares and sole dispositive power over 10,750,497 shares. Various persons had the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Columbia common shares. No one person’s interest in the Columbia common shares was more than five percent of the total outstanding Columbia common shares.

(3)
An amended Schedule 13G filed with the SEC on February 12, 2020 indicates that The Vanguard Group, Inc. had sole voting power over 70,051 shares, shared voting power over 9,781 shares, sole dispositive power over 7,717,272 shares and shared dispositive power over 70,026 shares.

(4)	A Schedule 13G filed with the SEC on February 14, 2020 indicates that T. Rowe Price Associates, Inc. had sole voting power over 1,151,115 shares and sole dispositive power over 4,325,116 shares.

5	2020 Proxy Statement

Beneficial Ownership of Directors and Executive Officers

The following table shows, as of March 13, 2020, the amount of Columbia common stock directly owned (unless otherwise indicated) by (a) each director and director nominee; (b) the executive officers named in the Summary Compensation Table below; and (c) all of our directors and executive officers (including those not named in the Summary Compensation Table) as a group. Except as otherwise noted, we believe that the beneficial owners of the shares listed below, based on information furnished by such owners, have or share with a spouse voting and/or investment power with respect to the shares. Beneficial ownership is determined under the rules of the SEC.

Name	Position	Number		Percentage
Craig D. Eerkes	Chairman of the Board	13,224	(1)	*
Clint E. Stein	Director, President and Chief Executive Officer	39,636	(2)	*
Hadley S. Robbins	Former Director, President and Chief Executive Officer	75,275	(3)	*
Ford Elsaesser	Director	41,016	(1)	*
Mark A. Finkelstein	Director	9,593	(1)	*
Eric S. Forrest	Director	9,365	(4)	*
Thomas M. Hulbert	Director	49,608	(1)	*
Michelle M. Lantow	Director	17,093	(1)	*
David C. Lawson	Executive Vice President, Chief Human Resources Officer	24,013	(5)	*
Randal L. Lund	Director	5,426	(1)	*
Andrew L. McDonald	Executive Vice President, Chief Credit Officer	50,691	(6)	*
S. Mae Fujita Numata	Director	16,418	(7)	*
Elizabeth W. Seaton	Director	11,593	(1)	*
Gregory A. Sigrist	Former Executive Vice President, Chief Financial Officer	333		*
Janine T. Terrano	Director	4,427	(1)	*
All directors and executive officers as a group (20 persons)		446,278		0.62%

*	Represents less than 1% of outstanding common stock.

(1)	Includes 1,902 unvested time-based restricted shares for which the director has voting but not investment power.

(2)
Includes 2,910 vested performance shares, which were calculated and approved by the Personnel and Compensation Committee of the Columbia board of directors in February 2020, 8,495 unvested time-based restricted shares, and 11,835 unvested performance-based restricted shares, the maximum amount of performance-based shares that Mr. Stein is eligible to receive, which are subject to final calculation and approval by the Personnel and Compensation Committee of the Columbia board of directors. Mr. Stein has voting but not investment power for his unvested restricted shares.

(3)
Includes 8,625 vested performance shares, which were calculated and approved by the Personnel and Compensation Committee of the Columbia board of directors in February 2020, and 41,945 unvested performance-based restricted shares, the maximum amount of performance-based shares that Mr. Robbins is eligible to receive, which are subject to final calculation and approval by the Personnel and Compensation Committee of the Columbia board of directors. Mr. Robbins has voting but not investment power for his unvested restricted shares.

(4)	Includes 1,902 unvested time-based restricted shares for which Mr. Forrest has voting but not investment power and 933 shares held in a joint account with his wife.

(5)
Includes 2,116 vested performance shares, which were calculated and approved by the Personnel and Compensation Committee of the Columbia board of directors in February 2020, 5,029 unvested time-based restricted shares, and 6,720 unvested performance-based restricted shares, the maximum amount of performance-based shares that Mr. Lawson is eligible to receive, which are subject to final calculation and approval by the Personnel and Compensation Committee of the Columbia board of directors. Mr. Lawson has voting but not investment power for his unvested restricted shares.

(6)
Includes 2,473 vested performance shares, which were calculated and approved by the Personnel and Compensation Committee of the Columbia board of directors in February 2020, 11,831 unvested time-based restricted shares, and 7,805 unvested performance-based restricted shares, the maximum amount of performance-based shares that Mr. McDonald is eligible to receive, which are subject to final calculation and approval by the Personnel and Compensation Committee of the Columbia board of directors. Mr. McDonald has voting but not investment power for his unvested restricted shares.

(7)	Includes 1,902 unvested time-based restricted shares for which Ms. Numata has voting but not investment power, and 825 shares held jointly with spouse.

6	2020 Proxy Statement

INFORMATION ABOUT THE DIRECTORS AND NOMINEES

Size of the Board

Our Bylaws provide that the number of directors to be elected by the shareholders will be at least five and not more than 17. Under the Bylaws, the Board has authority to decide the exact number of directors to be elected within these limits. The Board has fixed the number of directors to be elected at the Annual Meeting at eleven and has nominated the persons listed on the following pages, each of whom has consented to serve as a director if elected, for election as directors to serve until the 2021 Annual Meeting or until their successors are elected.

Director Retirement Age

Our Bylaws provide that any person who has or will attain the age of 75 prior to a meeting of shareholders may not stand for election at such meeting.

Replacement Nominees

If a nominee refuses or is unable to stand for election, the Board may reduce the number of seats on the Board or designate a replacement nominee. If the Board designates a substitute, shares represented by proxy will be voted FOR the substitute nominee. The Board presently has no knowledge that any of the nominees will refuse or be unable to serve.

7	2020 Proxy Statement

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Information regarding each of the nominees is provided below, including each nominee’s name, age as of the Record Date, principal occupation and public company directorships during the past five years, and the year first elected or appointed a director of Columbia, its predecessor corporation or one of its former or current subsidiaries. All of the nominees are presently directors of Columbia and Columbia Bank. There are no family relationships among any of our directors or executive officers, nor are any of the corporations or organizations referenced in the biographical information below a parent, subsidiary or affiliate of Columbia.

Craig D. Eerkes	Chairman of the Board

Mr. Eerkes has served as the President and Chief Executive Officer of Sun Pacific Energy, Inc., a Tri-Cities based retail and wholesale petroleum company with locations throughout Washington since 1981. He has an extensive background with financial institutions and broad experience in highly regulated industries, including sixteen years as a director of WMI Insurance Company, a health and life insurance company based in Salt Lake City, Utah. He was the chairman and a director of AmericanWest Bancorp from 2004 to 2012, as well as a director of First Hawaiian Bank from 1996 to 1999. He was founder, director and chairman of American National Bank, N.A., Kennewick, Washington, from 1981 to 1996. Mr. Eerkes is a graduate of the University of Puget Sound. He was named “Tri-Citian of the Year” for 2014 and is actively involved in the Boy Scouts, Boys & Girls Clubs, United Way and several other community organizations. Mr. Eerkes was named as Chairman of the Board of Columbia in May 2018.

Director since: 2014
Age: 68
Committees:*
Qualifications: Mr. Eerkes has an extensive financial background and broad experience in highly regulated industries, including his current position as President and Chief Executive Officer of Sun Pacific Energy, Inc. His expertise in community banking and risk management brings strong operational depth to the Board.

Compensation
Corporate Governance (Chair)
M&A
Other public company directorships: None

Ford Elsaesser

Mr. Elsaesser was a member of the Intermountain Community Bancorp board of directors from 1997 until its acquisition by Columbia in 2014, serving as its Chairman from May 2013. An attorney with extensive experience with financial service companies, Mr. Elsaesser is a senior partner at Elsaesser Anderson Chtd, a Sandpoint, Idaho-based law firm founded in 1979. His practice focuses on commercial law and banking, civil litigation, bankruptcy and trusteeships and receiverships. He has served as Adjunct Professor at St. John’s University School of Law since 2003, and on the Advisory Board of the University’s Bankruptcy Program since 1999. He has also served as an Adjunct Professor at the University of Idaho Law School since 2005. A graduate of Goddard College and the University of Idaho Law School, Mr. Elsaesser has served as Chairman of the Lake Pend Oreille Commission since 2003 and Chairman of Bonner General Health Hospital since 2006. He is also a director of Food for Our Children, Bonner General Health Hospital, and the American Bankruptcy Institute.

Director since: 2014
Age: 68
Committees:
Qualifications: Mr. Elsaesser is an attorney with extensive experience with financial service companies. His knowledge of and contacts within the local Idaho market, as well as his legal experience, make him a valuable resource to the Board.

Audit
Corporate Governance
Trust (Chair)
Other public company directorships: None

* Full committee names are as follows: Audit - Audit Committee; Compensation - Personnel and Compensation Committee; Corporate Governance - Corporate Governance and Nominating Committee; ERM - Enterprise Risk Management Committee; M&A - Mergers and Acquisitions Committee; Trust - Columbia Trust Company Board of Directors

8	2020 Proxy Statement

Mark A. Finkelstein

Mr. Finkelstein is a member of the Board of Directors of Christensen, Inc., a leading solutions provider for the fuel, lubricants and propane industries. He is also a member of the Audit and Compliance Committee of the Board of Trustees for Seattle Children’s Healthcare System and a member of the Board of Directors of the Northwest Chapter of the National Association of Corporate Directors (NACD). Mr. Finkelstein served as Chief Legal and Administrative Officer and Secretary of Blucora, Inc. from September 2014 through June of 2017. Prior to joining Blucora, he served as Executive Vice President - Corporate Development, General Counsel, and Corporate Secretary of Emeritus Corporation. Earlier in his career, Mr. Finkelstein served as a strategy advisor for private investment management firms in the United States and Europe; the chief executive officer and a member of the board of directors of Novellus Capital Management, a specialized asset management firm; and a corporate lawyer in private practice. A resident of Seattle, Washington, he earned a B.A. with High Honors in Economics and a J.D. from the University of Michigan.

Director since: 2014
Age: 61
Committees:
Qualifications: Mr. Finkelstein has extensive legal background and experience with financial institutions and public companies generally as well as expertise with respect to corporate governance, mergers & acquisitions and other types of corporate transactions. He is also an NACD Board Leadership Fellow, demonstrating his commitment to the highest standards of exemplary board leadership. Mr. Finkelstein’s legal, strategic management and financial expertise make him a valuable resource to the Board.

Compensation
Corporate Governance
M&A
Other public company directorships: None

Eric S. Forrest

Mr. Forrest is co-President of Eugene-based beverage distributor, Bigfoot Beverages, overseeing the company’s Pepsi franchises throughout Oregon and managing its day-to-day operations, warehousing and fleet. Mr. Forrest served as a director of Pacific Continental Corporation prior to its acquisition by Columbia in November 2017. He currently chairs the Oregon Beverage Recycling Board, which he also co-founded, and serves on the boards of directors of the Pepsi-Cola Bottlers Association and the Ford Family Foundation. He received an M.B.A. from Willamette University and a B.A. from Oregon State University.

Director since: 2017
Age: 52
Committees:	Qualifications: Mr. Forrest’s strong ties within the Eugene market, as well as his deep management experience and entrepreneurial drive, make him a valuable resource to the Board.
Compensation
ERM
Trust
Other public company directorships: None

9	2020 Proxy Statement

Thomas M. Hulbert

Mr. Hulbert has been President and Chief Executive Officer of Hulco, Inc., Olympia, Washington, a family- held real estate holding and investment company focusing on the acquisition, management and sale of properties within Washington state since 1984. He was also President and Chief Executive Officer of Winsor Corporation, a Seattle-based research and development company specializing in lighting technologies from 1996 to 2013. Mr. Hulbert’s business experience also includes serving as President and Chief Executive Officer of H & R Investments, LLC.

Director since: 1999
Age: 73
Committees:
Qualifications: Mr. Hulbert has served on numerous boards of local private companies, and his board and leadership experience, coupled with his knowledge of real estate investment and mergers and acquisitions, provide a valuable resource to the Board.

Audit
M&A (Chair)
Compensation
Other public company directorships: None

Michelle M. Lantow

Ms. Lantow served as Chief Administrative Officer at New Season’s Market, LLC, Portland, OR, from July 2012 to September 2016, where she was responsible for all financial, accounting, cash management, information technology and strategic planning. She was elected as a Director of New Season’s Market, LLC in September 2016, serving for one year, and has been a member of the State Auto Mutual Insurance Company Board since March 2019. She is a member of the Multnomah County Library Foundation, serving as Treasurer, and has served on the advisory committee of the Women’s Venture Capital Fund since 2012 and the advisory board of the Grand Central Bakery since 2017.

Director since: 2012
Age: 58
Committees:
Qualifications: Ms. Lantow holds a BA in Business Economics from the University of California. Her depth of public company, strategic management and leadership experience make her a valuable resource for the Board. She is one of the Board’s designated audit committee financial experts.

Audit
Compensation (Chair)
M&A
Other public company directorships: None

10	2020 Proxy Statement

Randal L. Lund

Mr. Lund served as a partner for 37 years with the accounting firm KPMG and has extensive accounting and operational experience with public companies. He was a member of the advisory committee for Regional Arts and Culture Council, Past Board member and Treasurer, Business for Culture and the Arts. He is a past member, Advisory Board, Portland Chapter of the National Association of Corporate Directors (NACD) and the Program Committee for the Portland Chapter of Financial Executives International. He is a past board member of Software Association of Oregon, the Oregon Society of Certified Public Accountants, and Metropolitan Family Services.

Director since: 2017
Age: 62
Committees:
Qualifications: Mr Lund is a retired member of the American Institute of Certified Public Accountants and the Oregon Society of Certified Public Accountants. He is also an NACD Governance Fellow. Mr. Lund’s deep expertise in the auditing and governance of public companies make him a valuable resource to the Board. He is one of the Board’s designated audit committee financial experts.

Audit (Chair)
Trust
ERM
Other public company directorships: None

S. Mae Fujita Numata

Ms. Numata is the founder of Numata Consulting PLLC., a consulting business through which she has provided interim executive leadership services to privately-owned companies in Washington, Oregon and Montana. Ms. Numata is a former partner with a national consulting firm, a former Chief Financial Officer in the media industry for 11 years, and a former banker for 24 years. She is a board member and Audit Committee Chair of GeoEngineers, Inc., and a board member of Uwajimaya, Inc. She was recently selected as a 2019 Director of the Year by the Puget Sound Business Journal and listed as one of Women Inc.’s 2019 Most Influential Corporate Board Directors. She is a member of the Washington Society of and American Institute of Certified Public Accountants, Women Corporate Directors and National Association of Corporate Directors. Ms. Numata is also the Board Chair of the Girl Scouts of Western Washington. Until the end of 2019, she was a board member of the Executive Development Institute where she chaired and held various board officer positions since its nonprofit inception in 2002. She graduated from the University of Washington and holds a B.A. in Business Administration with a concentration in accounting.

Director since: 2012
Age: 63
Committees:
Audit
Qualifications: Ms. Numata has overseen corporate risk, investor relations, real estate, mergers/acquisitions/divestitures, SEC reporting, finance and investments, strategic planning, human resources information technology and general operations. With over 20 years in the banking industry, she remains well versed with FDIC and SEC reporting and their respective requirements. Numata’s extensive accounting and banking background provide the Board and Audit Committee with valuable expertise, and she is one of the Board’s designated audit committee financial experts.

Corporate Governance
Compensation
Other public company directorships: None

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Elizabeth W. Seaton

Ms. Seaton is the President and CEO of Northern Aviation Services, an air cargo company headquartered in Seattle. She served as Senior Vice President of Operations for Saltchuk Resources Inc., a family of diversified transportation and fuel distribution companies, headquartered in Seattle from 2014 to 2018. Ms. Seaton served as Vice President of Strategic Planning and Corporate Development for Weyerhaeuser Company from 2008 to 2014. Her career with Weyerhaeuser spanned over twenty years, and included positions in strategic planning, capital investments and business leadership. Prior to Weyerhaeuser, she was Principal for Boston Consulting Group, a global management consulting firm. Ms. Seaton is a graduate of Princeton University, holds a J.D./M.B.A. from the University of Chicago and is a member of the California Bar. She has more than ten years of experience as a board member and advisor to a wide range of organizations, including Liaison Technologies, and she contributes to her community as the Board Chair of Planned Parenthood of the Great Northwest and Hawaii.

Director since: 2014
Age: 59
Committees:
Qualifications: Ms. Seaton’s broad experience in business leadership, change management, strategic development, mergers and acquisitions and enterprise risk management provides a valuable resource to the Board.

ERM (Chair)
Trust
M&A
Other public company directorships: None

Clint E. Stein

Mr. Stein was named President and Chief Executive Officer of Columbia and Columbia Bank effective January 1, 2020. He joined Columbia in December 2005 as Senior Vice President, Chief Accounting Officer and Controller. In May 2012, he was appointed as the acting Chief Financial Officer, and in August 2012, he was appointed Executive Vice President and Chief Financial Officer of Columbia and Columbia Bank. In July 2017, Mr. Stein was appointed Executive Vice President and Chief Operating Officer, while continuing to serve as Chief Financial Officer until May 2018. Prior to joining Columbia, he served as Senior Vice President and Chief Financial Officer at Albina Community Bank in Portland, Oregon. Mr. Stein is a Certified Public Accountant and holds a Bachelor’s degree in Accounting and Business Administration from the University of Idaho. His post-graduate education includes Graduate School of Bank Financial Management and the Graduate School of Banking at the University of Wisconsin. Mr. Stein was named a CFO of the year in 2015 by the Puget Sound Business Journal. He currently serves on the board for the Washington Bankers Association and is a member of the Executive Council for Greater Tacoma. He previously served as a board member for the Tacoma Pierce County Chamber of Commerce.

Director since: 2020
Age: 48
Other public company directorships: None

Janine T. Terrano

Ms. Terrano has extensive business leadership expertise and experience building companies in the technology sector. Ms. Terrano founded Business Internet Services in 1996 and grew the organization to serve the web application development needs of large commercial and government clients. In 1999, Ms. Terrano launched Topia Technology, Inc. Topia’s patented solutions securely manage the movement of data between disparate platforms, components and devices, allowing commercial and government clients to connect new technologies to complex legacy systems. Ms. Terrano is a resident of Tacoma, Washington and attended Carroll College, University of Washington and University of Oklahoma. She currently serves on the Boards of MultiCare Health Systems, Geneva Foundation and Tacoma Art Museum. Ms. Terrano is a TEDx speaker and was the recipient of the 2013 University of Washington Tacoma Small Business Leader award.

Director since: 2018
Age: 58
Committees:	Qualifications: Ms. Terrano’s depth of technology, data security and business experience make her a valuable resource to the Board.
Audit
ERM
Trust
Other public company directorships: None

The Board unanimously recommends a vote “FOR” each of the nominees for director.

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CORPORATE GOVERNANCE

Governance Practices and Framework

The Board is committed to sound business practices, transparency in financial reporting and high standards of corporate governance. We operate within a comprehensive plan of corporate governance with the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance and our corporate governance policies, practices and committee charters are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices. Our current best practices include:

Independent Oversight	✓	Other than the CEO, all directors are independent
	✓	Independent committees
	✓	Independent Board Chair
Engaged Board/Shareholder Rights	✓	All directors elected annually
	✓	Majority vote standard (with plurality carve-out for contested elections)
	✓	Board and committee self-evaluation conducted annually
Good Governance	✓	Board diversity of gender and experience
	✓	Mandatory retirement age of 75
	✓	Annual review of senior management long-term and emergency succession plans

Board and Company Leadership Structure

The Board is committed to maintaining an independent board, and an overwhelming majority has been comprised of outside directors for many years. It has further been the practice of Columbia to separate the duties of Chairman and Chief Executive Officer. In keeping with good corporate governance practices, the Board believes that the separation of the duties of Chairman and Chief Executive Officer eliminates any inherent conflict of interest that may arise when the roles are combined, and that an independent director can best provide the leadership and objectivity required as Chairman.

Director Qualifications

The Board believes each of the Company’s directors should bring a rich mix of qualities and skills to the Board. All of our directors bring to the Board a wealth of leadership experience derived from their service in a variety of professional and executive positions and extensive board experience.

The Corporate Governance and Nominating Committee is responsible for the oversight and nomination process for director nominees. The Corporate Governance and Nominating Committee has not historically adopted formal “director qualification standards” for recommended nominees. However, the Corporate Governance and Nominating Committee annually reviews the experience, qualifications, attributes and skills of each director and nominee as part of its evaluation of whether these are the right individuals to serve on Columbia’s Board to help Columbia successfully meet its strategic plans. Because directors are elected for one-year terms, the Corporate Governance and Nominating Committee has an annual opportunity to assess these factors and, if appropriate, determine not to re-nominate any director. A more detailed discussion regarding the considerations given by the Corporate Governance and Nominating Committee when considering director nominees is set forth below in the section entitled “Board Structure and Compensation—Board Committees—Corporate Governance and Nominating Committee.”

The biographical information set forth above summarizes the experience, qualifications, attributes and skills that Columbia believes qualifies each director to serve on the Board. The Corporate Governance and Nominating Committee and the Board believe each respective director’s professional and business acumen and board experience, and the total mix of all directors’ experience and skills, are beneficial to the Company and the Board.

Code of Ethics and Corporate Governance Documents

We have adopted a Code of Ethics for senior financial officers, which applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and any persons performing similar functions.

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You can access our Code of Ethics, as well as the following documents, in the “About—Investor Relations— Governance Documents” section of our website at www.columbiabank.com, or by writing to: Columbia Banking System, Inc., Attention: Corporate Secretary, 1301 “A” Street, Tacoma, Washington, 98402-4200:

•Bylaws
•Corporate Governance Policy

•	Charters of the Board’s Audit, Personnel and Compensation, Corporate Governance and Nominating, and Enterprise Risk Management committees

Director Independence

The Board annually reviews director independence under applicable law, the listing standards of NASDAQ and our Corporate Governance Policy. In addition, in order to identify potential conflicts of interest and to monitor and preserve independence, directors must consult the Chair of the Corporate Governance and Nominating Committee and the Chairman of the Board before accepting membership on other boards or other significant commitments involving affiliation with other businesses or governmental entities.

The Board has affirmatively determined that all directors other than Clint Stein, who serves as the President and Chief Executive Officer of the Company, and Hadley Robbins, who served as the President and Chief Executive Officer of the Company until December 31, 2019, are independent.

Compensation Committee Interlocks and Insider Participation

During 2019, the Personnel and Compensation Committee consisted of Ms. Lantow (Chair), Mr. Eerkes, Mr. Finkelstein, Mr. Forrest , Mr. Hulbert and Ms. Numata. During 2019, none of our executive officers served on the compensation committee (or equivalent body) or board of directors of another entity whose executive officer served on the Personnel and Compensation Committee. For information about related person transactions involving members of our Compensation Committee, see the section entitled “Certain Relationships and Related Transactions.”

Communicating with the Board

Shareholders and other interested parties may communicate with the Board by writing to the Chairman of the Board c/o Columbia’s Corporate Secretary, Columbia Banking System, Inc., 1301 “A” Street, Tacoma, Washington, 98402-4200. The Corporate Secretary will relay appropriate questions or messages to the Chairman of the Board. Only items related to the duties and responsibilities of the Board will be forwarded.

Anyone interested in raising a complaint or concern regarding accounting issues or other compliance matters directly with the Audit Committee may do so anonymously and confidentially by contacting EthicsPoint:

By Internet	By Telephone

Visit 24/7	1-866-EthicsP
www.ethicspoint.com	(1-866-384-4277)

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BOARD STRUCTURE AND COMPENSATION
2019 Board Meetings

The Board met 9 times during 2019. Effective July 2019, the frequency of in-person meetings was changed to quarterly. Each director attended at least 75% of the total number of meetings of the Board and committees on which he or she served. Columbia directors are expected to attend the annual shareholder meeting. Last year, all of our directors who were then serving on the Board, with the exception of Ms. Seaton, attended the annual shareholder meeting. During 2019, the independent directors held 7 meetings without management present.

Board Committees

The Board has established the following standing committees: an Audit Committee; a Personnel and Compensation Committee; a Corporate Governance and Nominating Committee; an Enterprise Risk Management Committee; a Mergers and Acquisitions Committee; and a Trust Committee, comprised of the non-management board members of Columbia Trust Company. The Board has determined that all of the members of such committees qualify as “independent” under applicable laws, the listing standards of NASDAQ and our Corporate Governance Policy.

The following table shows the membership of these committees during 2019.

Committee Membership

Name	Audit	Compensation	Nominating	E.R.M.	M&A	Trust
Craig D. Eerkes	☐	☑	☑*	☐	☑	☐
Ford Elsaesser	☑	☐	☑	☐	☐	☑ *
Mark A. Finkelstein	☐	☑	☑	☐	☑	☐
Eric S. Forrest	☐	☑	☐	☑	☐	☑
Thomas M. Hulbert	☑	☑	☐	☐	☑ *	☐
Michelle M. Lantow	☑	☑*	☐	☐	☑	☐
Randal L. Lund	☑*	☐	☐	☑	☐	☑
S. Mae Fujita Numata	☑	☑	☑	☐	☐	☐
Elizabeth W. Seaton	☐	☐	☐	☑*	☑	☑
Janine T. Terrano	☑	☐	☐	☑	☐	☑
Total Meetings in 2019	9	11	5	4	8	4

*	Committee Chair

Audit Committee. The Audit Committee is comprised of six directors, each of whom is considered “independent” as defined by the NASDAQ listing standards and applicable SEC rules. The Audit Committee operates under a formal written charter, a copy of which is posted on our website at www.columbiabank.com. The Board has determined that Ms. Lantow, Mr. Lund and Ms. Numata are “audit committee financial experts” as defined by SEC rules.

The Audit Committee is responsible for the oversight of the quality and integrity of Columbia’s financial statements, its compliance with legal and regulatory requirements, the qualifications and independence of its independent auditors, the performance of its internal audit function and independent auditors and other significant financial matters. In discharging its duties, the Audit Committee is expected to, among other things:

●	have the sole authority to appoint, retain, compensate, oversee, evaluate and replace the independent auditors;

●	review and approve the engagement of the independent auditors to perform audit and non-audit services and related fees;

●	meet independently with the internal auditing department, independent auditors and senior management;

●	review the integrity of the financial reporting process;

●	review the financial reports and disclosures submitted to appropriate regulatory authorities;

●	maintain procedures for the receipt, retention and treatment of complaints regarding financial matters; and

●	review and approve related party transactions.

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Personnel and Compensation Committee. The Personnel and Compensation Committee is comprised of six directors, each of whom is considered independent as defined by the NASDAQ listing standards and applicable SEC and IRS rules. The Personnel and Compensation Committee is charged with the responsibility of reviewing the performance of our Chief Executive Officer and other key executives and determines, approves and reports to the Board on the elements of their compensation and long-term equity based incentives. The committee may periodically retain an independent consultant to assist the committee in its deliberations regarding compensation for the Chief Executive Officer and other key executives. The committee is directly responsible and has full authority for the appointment, compensation and oversight of compensation consultants, legal counsel and any other advisors retained by the committee. The committee solicits and receives input and recommendations from the Chief Executive Officer with respect to the compensation of the other executive officers. In addition, the Chief Human Resources Officer assists the committee in its work.

The Personnel and Compensation Committee operates under a written charter, a copy of which is posted on our website at www.columbiabank.com. The committee meets as needed, and may delegate to one or more of its members the responsibility of meeting with consultants and management to obtain information for presentation and consideration by the entire committee.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is currently comprised of four directors, each of whom is considered “independent” as defined by the NASDAQ listing standards. The committee is responsible for recommending a slate of directors to the full Board for election at the annual meeting, recommending directors to fill vacancies as they occur, monitoring Columbia’s corporate governance principles and practices and making appropriate recommendations for enhancements or other changes to the full Board.

The Corporate Governance and Nominating Committee will consider nominees recommended by shareholders provided that the recommendations are made in accordance with the procedures described in this proxy statement under the section “General Information—When are proposals and director nominations for the 2021 Annual Meeting due?” The committee evaluates all candidates, including shareholder-proposed candidates, using generally the same methods and criteria. The Corporate Governance and Nominating Committee operates under a formal written charter, a copy of which is posted on our website at www.columbiabank.com.

In deciding whether to recommend incumbent directors for re-nomination, the committee evaluates Columbia’s evolving needs and assesses the effectiveness and contributions of its existing directors. The committee is authorized to establish guidelines for the qualification, evaluation and selection of new directors to serve on the Board. The committee has not adopted, nor does it anticipate adopting, specific minimum qualifications for committee-recommended nominees, nor has the committee adopted a formal policy relating to Board diversity, although the committee and the Board value and seek to include members with diversity in gender, age, race, professional experience and skills relevant to the Company. The committee instead evaluates each nominee on a case-by-case basis, including assessment of each nominee’s business experience, involvement in the communities served by Columbia, diversity and special skills. The Corporate Governance and Nominating Committee also evaluates whether the nominee’s skills are complementary to existing Board members’ skills, and the Board’s need for operational, management, financial, technological or other expertise.

The committee has the authority and responsibility to monitor and review the appropriateness of the Company’s principles and practices of corporate governance in light of emerging standards and best practices and the needs of the Company and its shareholders, and make such recommendations to the full Board as the Committee considers appropriate. The committee also has the authority and responsibility to review the level and form of director compensation, taking into account such factors as the compensation paid to directors of comparable companies, and recommends any changes to the full Board for consideration. The process and procedures used in determining Board compensation for 2019 are discussed in the section below.

Mergers & Acquisitions Committee. The Mergers & Acquisitions Committee serves a strictly consultative role in evaluating and recommending to the full Board potential business combinations, acquisitions, dispositions, divestitures and similar strategic transactions involving the Company. It is comprised of five “independent” directors and conducts is activities in accordance with the Company’s Merger & Acquisitions Policy and pursuant to any specific direction of, or authority delegated by, the Board.

Trust Committee. The Trust Committee is comprised of five independent Board members serving on the board of directors of Columbia Trust Company, a wholly owned subsidiary of the Company (“CTC”). As members of CTC’s board of directors, the Trust Committee provides oversight of CTC’s trust and investment management business.

Enterprise Risk Management Committee. The Enterprise Risk Management Committee (the “ERM Committee”) is comprised of four directors, each of whom is considered independent under NASDAQ rules. The ERM Committee works closely with the Audit Committee and is responsible for the oversight of Columbia’s policies, procedures, and practices related to business, market, and operational risks as they impact the strategic, operational, reporting, and compliance objectives of its strategic plan. The ERM Committee is responsible for reporting risk issues and events to the Board and providing the Board with necessary oversight and advice to set risk tolerances. The Company’s Chief Risk Officer assists the committee in its work.

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Risk Oversight

Full Board

The Board has ultimate authority and responsibility for overseeing risk management at Columbia. Some aspects of risk oversight are fulfilled at the full Board level. For example, the Board regularly receives reports from management on credit risk, liquidity risk and operational risk, including cybersecurity. The Board delegates other aspects of its risk oversight function to its committees.

Audit

  The Audit Committee oversees financial, accounting and internal control risk management. To support independence, the head of the Company’s internal audit function reports directly to the Audit Committee.

Enterprise Risk Management

The ERM Committee is responsible for the oversight of Columbia’s policies, procedures, and practices related to business, market, and operational risks as they impact the strategic, operational, reporting, and compliance objectives of its strategic plan. The ERM Committee defines the Company’s overarching risk objectives through risk policies, limits and a risk appetite statement.

Personnel and Compensation

The Personnel and Compensation Committee oversees the management of risks that may be posed by the Company’s compensation practices and programs. As part of this process, the Personnel and Compensation Committee is responsible for reviewing the compensation policies and practices for all employees, not just executive management.

The executive officers regularly report on the risk they are responsible for managing directly to the entire Board and to appropriate Board committees.

With respect to cybersecurity risk oversight - information security, corporate risk and internal audit support executive officers, as well as the Board and its Audit and ERM Committees, with regular evaluations and reporting on Columbia’s cybersecurity risk management posture. This includes evaluation of policies, procedures and control activities to manage, prevent, detect and respond to cybersecurity incidents and/or exercises (initiated by Columbia). Lessons learned and/or recommendations made are actioned, and executive officers provide oversight to improve cyber-defenses.

Director Compensation

The Corporate Governance and Nominating Committee has authority over director compensation subject to the Board’s authority to approve changes. Directors receive compensation in the form of cash and, as applicable, equity awards in the form of restricted stock or, in the past, stock options. We do not pay directors who are also employees of Columbia or Columbia Bank additional compensation for their service as directors.

Cash Compensation. At the 2019 annual meeting, shareholders approved an amendment to the 2018 Equity Incentive Plan, which updated the Company’s non-employee director compensation program to (1) remove the $1,000 per-meeting Board meeting attendance fees and adjust the annual cash retainer for each non-employee director, and (2) establish an annual committee retainer of up to $8,000 per committee, which replaced the practice of paying $1,000 for each committee meeting attended. The Chairman of the Board and the Chairs of the Audit, the Personnel and Compensation, ERM, M&A and Trust committees receive a committee chair retainer in light of the increased demands associated with those positions. Non-employee directors may elect to defer the receipt of meeting and/or director fees in accordance with the terms of the Company’s Deferred Compensation Plan.

Equity Compensation. Non-employee directors may from time to time be granted restricted stock awards pursuant to our 2018 Equity Compensation Plan, the material terms of which are discussed under the section “Executive Compensation – Equity Compensation.” Restricted stock awards generally vest over a pre-determined period.

Long Term Care Program. In 2001, we implemented a long-term care program for directors serving at that time, which provides benefits in the event those individuals become chronically ill. The coverage is for a period of three years up to a lifetime, depending on the age of the director, and the amount of the benefit is based on the director’s years of service with Columbia after the inception of the long-term care program. We paid a one-time premium for the long-term care policies. Expenses are allocated to the directors participating in the program on an annual basis. All directors covered by this plan are fully vested. The long-term care program was available to all directors when the plan was implemented, including executive officers that were also directors. We have purchased Bank Owned Life Insurance policies to fund this program. The Board has no plans to extend the program to any officers or directors who were not directors in 2001.

Deferred Compensation Plan. We maintain a deferred compensation plan known as the 401 Plus Plan (the “Deferred Compensation Plan”) for certain directors, a select group of senior management and key employees, as designated by resolution of the Board. The Deferred Compensation Plan generally provides for the deferral of certain taxable income earned by

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participants in the Deferred Compensation Plan. Non-employee directors may elect to have any portion, up to 100%, of his or her director’s fees deferred.

Stock Ownership Guidelines. The Company’s Stock Ownership Policy requires non-executive directors to hold shares equal in value to five times the annual Board cash retainer. As of year-end 2019, all non-executive directors satisfied the Stock Ownership Policy requirements other than Mr. Lund, who joined the Board in 2017, and Ms. Terrano, who joined the Board in 2018. See “Stock Ownership Guidelines and No Hedging” in the Compensation Discussion & Analysis below for additional details regarding the Stock Ownership Policy.

The following table shows compensation paid or accrued for the last fiscal year to our non-employee directors. The footnotes to the table describe the details of each form of compensation paid to directors.

2019 Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation	Change In Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation ($)	Total ($)
David A. Dietzler*	$33,333	$—	—	—	—	—	$33,333
Craig D. Eerkes	127,500	69,994	—	—	—	—	197,494
Ford Elsaesser	80,000	69,994	—	—	—	—	149,994
Mark A. Finkelstein	78,167	69,994	—	—	—	—	148,161
John P. Folsom*	33,583	—	—	—	—	—	33,583
Eric Forrest	70,167	69,994	—	—	1,061	—	141,222
Thomas M. Hulbert	88,167	69,994	—	—	—	—	158,161
Michelle M. Lantow	88,000	69,994	—	—	5,956	—	163,950
Randal Lund	77,917	69,994	—	—	—	—	147,911
S. Mae Fujita Numata	75,500	69,994	—	—	6,448	—	151,942
Elizabeth W. Seaton	75,667	69,994	—	—	—	—	145,661
Janine Terrano	68,333	69,994	—	—	—	—	138,327
William T. Weyerhaeuser*	38,583	—	—	—	—	—	38,583

*Messrs. Dietzler, Folsom and Weyerhaeuser retired from the Board of Directors effective May 22, 2019.

(1)Amount shown for Mr. Dietzler represents (i) a retainer in the amount of $14,583 from January through May; (ii) $3,750 received as chairman of the Audit Committee from January through March; and (iii) aggregate per meeting board and committee attendance fees of $8,000 and $7,000, respectively.

Amount shown for Mr. Eerkes represents (i) a Director retainer in the amount of $41,000; (ii) $45,000 received as Chairman of the Board; (iii) $9,500 received for committee retainer fees, and (iv) aggregate per meeting board and committee attendance fees of $8,000 and $24,000, respectively.

Amount shown for Mr. Elsaesser represents (i) a retainer in the amount of $41,000; (ii) $9,000 received as chairman of Columbia Trust Company; (iii) $10,000 received for committee retainer fees; and (iv) aggregate per meeting board and committee attendance fees of $8,000 and $12,000, respectively.

Amount shown for Mr. Finkelstein represents (i) a retainer in the amount of $41,000; (ii) $9,167 received for committee retainer fees; and (iii) aggregate per meeting board and committee attendance fees of $8,000 and $20,000, respectively.

Amount shown for Mr. Folsom represents (i) a retainer in the amount of $14,583 from January through May; and (ii) aggregate per meeting board and committee attendance fees of $8,000 and $11,000, respectively.

Amount shown for Mr. Forrest represents (i) a retainer in the amount of $41,000; (ii) $9,167 received for committee retainer fees; and (iii) aggregate per meeting board and committee attendance fees of $8,000 and $12,000, respectively.

Amount shown for Mr. Hulbert represents (i) a retainer in the amount of $41,000; (ii) $9,000 received as chairman of the M&A Committee; (iii) $11,167 received for committee retainer fees; and (iv) aggregate per meeting board and committee attendance fees of $8,000 and $19,000, respectively.

18	2020 Proxy Statement

Amount shown for Ms. Lantow represents (i) a retainer in the amount of $41,000; (ii) $12,000 received as chairwoman of the Compensation Committee; (iii) $11,000 received for committee retainer fees; and (iv) aggregate per meeting board and committee attendance fees of $7,000 and $17,000, respectively.

Amount shown for Mr. Lund represents (i) a retainer in the amount of $41,000; (ii) $11,250 as chairman of the Audit Committee from April through December); (iii) $9,667 received for committee retainer fees; and (iv) aggregate per meeting board and committee attendance fees of $8,000 and $8,000, respectively.

Amount shown for Ms. Numata represents (i) a retainer in the amount of $41,000; (ii) $11,500 received for committee retainer fees; and (iii) aggregate per meeting board and committee attendance fees of $7,000 and $16,000, respectively.
Amount shown for Ms. Seaton represents (i) a retainer in the amount of $41,000; (ii) $9,000 received as chairwoman of the ERM Committee; (iii) $7,667 received for committee retainer fees; and (iv) aggregate per meeting board and committee attendance fees of $7,000 and $11,000, respectively.

Amount shown for Ms. Terrano represents (i) a retainer in the amount of $41,000; (ii) $10,333 received for committee retainer fees; and (iii) aggregate per meeting board and committee attendance fees of $8,000 and $9,000, respectively.

Amount shown for Mr. Weyerhaeuser represents (i) a retainer in the amount of $14,583 from January through May; and (ii) aggregate per meeting board and committee attendance fees of $7,000 and $17,000, respectively.

(2)For each director, represents a restricted stock award of 1,902 shares granted on July 24, 2019 at the grant date fair value. The fair value of these awards was determined in accordance with the Compensation—Stock Compensation topic of the FASB ASC 718. Assumptions used to calculate these amounts are set forth in the notes to the Company’s audited financial statements for the fiscal year ended 2019, included in the Company’s 2019 Annual Report.

(3)Represents above-market earnings on Mr. Forrest’s, Ms. Lantow’s and Ms. Numata’s Deferred Compensation Accounts (“DCA”), the material terms of which are described below under “Deferred Compensation Plan.”

Compensation Committee Report

The Personnel and Compensation Committee of the Board makes the following report which, notwithstanding anything to the contrary set forth in any of Columbia’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.

The Personnel and Compensation Committee of the Board met and discussed with management the Compensation Discussion and Analysis (“CD&A”) required by Item 402(b) of Regulation S-K, and based on that review and discussion, the committee recommended to the Board that the CD&A be included as part of this proxy statement and the 2019 10-K Annual Report.

Members of the Personnel and Compensation Committee
Michelle M. Lantow, Chair
Craig D. Eerkes
Mark A. Finkelstein
Thomas M. Hulbert
Eric S. Forrest
S. Mae Fujita Numata

19	2020 Proxy Statement

EXECUTIVE COMPENSATION
Compensation Discussion & Analysis

The Personnel and Compensation Committee (as referred to in this Compensation Discussion and Analysis, the “Committee”) made compensation decisions for our executive team in the context of Columbia’s core performance results and other achievements in 2019, which occurred prior to the effects of the COVID-19 pandemic.

2019 Financial Results
●
Consolidated net income was a record $194.5 million, representing a 12% increase compared to the prior year. The increase was the result of higher net interest income primarily due to higher average loan and securities balances and an increase in yield in the loan portfolio. The increase in net interest income was partially offset by higher interest rates paid on interest-bearing deposits combined with higher balances of interest-bearing liabilities in 2019 compared to 2018.
●
Operating noninterest expense to average assets(1), a measure of operating efficiency, improved during 2019, declining to 2.59% from 2.60% in 2018. Reported noninterest expense to average assets also improved in 2019, decreasing to 2.59% compared to 2.68% in 2018 as a result of higher average assets and lower acquisition related expenses.

●
Record loan originations of $1.58 billion, with loan growth of $352.0 million. For the second year in a row, Columbia Bank was recognized as the leading Small Business Administration (SBA) lender by the SBA Portland District office, which covers 30 of 36 counties in Oregon and four counties in Southwest Washington.
	●	Credit quality remained solid, with total nonperforming assets to period-end assets declining to 0.24% compared to 0.46% at December 31, 2018.

●
Our ongoing commitment to our customers and the communities we serve resulted in a low cost deposit base. Our 21 basis points average cost of total deposits is an important factor in the stability of our net interest margin.
	●	Deposits exceeded $10 billion at December 31, 2019.

(1) Operating noninterest expense to average assets is a non-GAAP financial measure. Please refer to Appendix A for additional information and reconciliations to the most directly comparable GAAP financial measure.

2019 Shareholder Return
●
Shareholder value. Our shareholders realized a 16% increase in total return on their investment during 2019. The KBW Regional Banking and NASDAQ Composite Indexes had increases in total returns of 24% and 37% respectively, during 2019. Our three-year total shareholder return declined 1%, compared to returns of 4% and 72% for the KBW Regional Banking and NASDAQ Composite Indexes, respectively.

●
Increases in dividends. We raised our regular cash dividend from $1.00 to $1.12 per share during 2019, and raised our special cash dividend from $0.14 to $0.28 per share during the year. Our dividend payout ratio was 52% for 2019 compared to 48% for 2018. Our 2019 dividend yield was 3%, based on our closing price at December 31, 2019.

20	2020 Proxy Statement

Other 2019 Milestones

●
Market Share. As of June 30, 2019, Columbia Bank ranked 7th in deposit market share in the Northwest. The bank ranked 7th in deposit market share out of 77 institutions in Washington, seventh out of 43 in Oregon and 14th out of 29 in Idaho.
●
Industry Accolades. For the 9th consecutive year, Columbia Bank was recognized by Forbes on its 2020 list of “America’s Best Banks,” ranking 12th in the country. The rankings were based on asset quality, capital adequacy, net interest margin and profitability of the nation’s 100 largest publicly traded banks and thrifts.

●
Workplace Accolades. Columbia’s continued commitment to employees contributed to Columbia Bank being named as one of “Washington’s Best Workplaces” in 2019 by the Puget Sound Business Journal for the 13th consecutive year. They also received a Top Workplaces ranking from the Oregonian.
●
Outstanding Corporate Citizen. Columbia fosters a culture of giving back to the communities where we live and conduct business. We support numerous nonprofit organizations through fundraising, volunteerism, company giving and employee giving. In 2019, Columbia was again awarded a Corporate Citizenship Award by the Puget Sound Business Journal.

In 2019, Columbia celebrated its fifth annual Warm Hearts Winter Drive by raising over $310,000 - which broke annual fundraising for the previous four years. Over five years, the campaign has raised $1,154,338 to support Northwest shelters and relief organizations helping families and individuals struggling with homelessness.

●
Board of Directors Accolades. Columbia’s Board of Directors was recognized by local and national publications for their governance. Seattle Business Magazine honored the board with an Executive Excellence award for their diversity as well as their exemplary performance. They also garnered recognition from 2020 Woman on Boards for being a champion of diversity with 20 percent or more board seats held by women.

Changes in Leadership

On September 27, 2019, the Company announced the appointment of Clint E. Stein, to serve as President and Chief Executive Officer effective January 1, 2020. The transition is the result of a planned, multi-year succession process that included Mr. Stein’s transition from Chief Financial Officer to Chief Operating Officer in 2017.

Mr. Stein succeeds Mr. Hadley S. Robbins, who served as President and Chief Executive Officer through December 31, 2019. Christopher M. Merrywell succeeds Mr. Stein as Chief Operating Officer effective January 1, 2020.

Additionally, Eric Eid was appointed Interim Chief Financial Officer effective February 28, 2020, following the departure of Gregory Sigrist on that date. The Company is conducting a national search for a new Chief Financial Officer, and both internal and external candidates are being considered.

Target Direct Compensation

The table below shows the 2019 total target direct compensation opportunities for our Named Executives in the roles in which they served in 2019. The Committee focuses on target direct compensation as shown below in making annual compensation decisions.

	2019 Target Direct Compensation*
Current Named Executive	Annual Base Salary	Target Annual Incentive	Target Long-Term Incentive	Total
Hadley S. Robbins, President and Chief Executive Officer	$767,000	$460,200	$690,300	$1,917,500
Gregory A. Sigrist Executive Vice President, Chief Financial Officer	395,000	158,000	217,250	770,250
Clint E. Stein, Executive Vice President, Chief Operating Officer	450,000	225,000	292,500	967,500
Andrew L. McDonald, Executive Vice President, Chief Credit Officer	347,592	139,037	191,176	677,805
David C. Lawson, Executive Vice President, Chief Human Resources Officer	300,000	120,000	165,000	585,000

* The amounts reported differ from the amounts determined under SEC rules as reported for 2019 in the Summary Compensation Table set forth under “Compensation Tables” below. The above table is not a substitute for the Summary Compensation Table.

21	2020 Proxy Statement

What Guides Our Program

Compensation Philosophy
In keeping with our long-term goal to consistently increase earnings per share and shareholder value, the Committee is guided by the following key principles in determining the compensation of our NEOs:

●
Accountability for Business Performance. The executives’ compensation in salary, as well as annual incentive and long-term incentive compensation opportunities, should be tied in part to overall Company financial performance.

●	Accountability for Individual Performance. To encourage and reflect individual contributions to the Company’s performance, compensation should be tied in part to the individual’s performance.

●
Alignment with Shareholder Interests. Compensation should be tied in part to the Company’s stock performance through the granting of stock awards with multi-year vesting and performance-based vesting, which serves to align executives’ interests with those of our shareholders.

●	Competition. Compensation should reflect the competitive marketplace, so that we can attract, retain, and motivate key executives of superior ability who are critical to our future success.

●
Reasonable Levels of Compensation. Total compensation opportunities and payouts should be reasonable and not excessive. We do not rigidly target or formulaically set compensation at a specific percentile compared to our peers. However, we do target overall compensation for executive officers in amounts that are roughly in line with the median of our peers.

●
Independent Oversight. The Committee, composed solely of independent directors, is responsible for reviewing and establishing the compensation for the Named Executives. The Committee periodically receives advice from an independent compensation consultant who has been retained by and reports directly to the Committee and performs no other work for management without the authorization of the Committee. In addition, the Committee may choose to review compensation analyses prepared by consultants retained by management.

●
Risk Management. Compensation policies and practices should align with sound risk management and be structured not to create incentives that subject the Company to excessive risk. Such policies and practices should strike a healthy balance between contributing to the Company’s growth and promoting a conservative exposure to risk.

Our Key Compensation Best Practices
✓ Emphasis on Pay-for-performance ✓ Share ownership guidelines ✓ Independent compensation consultant ✓ Clawback policy	X No tax gross-ups on severance payments X No equity grants below 100% of fair market value X No significant perquisites

 Factors in Setting Overall Compensation Levels

When establishing overall compensation opportunities for the NEOs, the Committee considers the following factors:

●	the Company’s overall performance and performance relative to its peers during the past year, including meeting its financial and other strategic goals;

●	the executives’ respective levels of responsibility and functions within the Company;

●	each executive’s performance during the past year in meeting individual objectives;

●	how compensation of our executives compares to executives at peer institutions, with a particular focus on financial institutions with similar corporate objectives and comparable asset size;

●	the alignment of executive compensation decisions and policies with the decisions and policies applicable to other employees;

●	the need to provide a competitive executive compensation package to attract and retain superior executive talent;

●	as appropriate, general economic conditions within our market area and the overall banking industry;

●	the recommendations of our Chief Executive Officer in setting compensation for other executives; and

●
the results of the prior year’s shareholder advisory vote on executive compensation, which, consistent with prior years, received solid shareholder support in 2018, reflecting our shareholders’ support for our compensation philosophy and the executive compensation decisions made by the Committee.

22	2020 Proxy Statement

The Committee generally follows this process for determining executive compensation; however, other discretionary and subjective components may also be considered if appropriate.

Role and Relationship of the Compensation Consultant

The Committee has engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant. Pearl Meyer reports directly to the Committee and does not provide any other services to the Company. In January 2019, the Committee performed an independence assessment of Pearl Meyer pursuant to SEC and NASDAQ rules and standards. In performing its evaluation, the Committee took into consideration a letter from Pearl Meyer confirming its independence. At the culmination of the evaluation, the Committee determined that Pearl Meyer is an independent advisor.

As the Committee’s compensation consultant, Pearl Meyer provides advice about the Company’s executive compensation programs for senior executives. Pearl Meyer considers the objectives of these programs, compares the programs to designated peer group companies (discussed below under “The Role of Benchmarking”) and best practices and provides information and advice on competitive compensation practices and trends, along with specific views on the Company’s compensation programs.

Periodically, the Committee conducts a confidential Request for Proposal (RFP) wherein independent compensation consultants are given the opportunity to submit qualitative and quantitative information for evaluation and approval to serve as an advisor to the Committee. In 2019, the Committee conducted an RFP to seek an advisor for its executive compensation programs, pay practices and pay decisions. Based on the responses, interviews and evaluation conducted by the Committee, Pearl Meyer was selected as the finalist.

The Role of Benchmarking

With the assistance of its independent advisor, the Committee evaluates, on a periodic basis, industry-specific and general market compensation practices and trends to ensure that our program and NEO pay opportunities remain appropriately competitive. To inform their evaluation, the Committee compares the total compensation opportunities to the compensation of comparable executive positions of a peer group of publicly traded bank holding companies. The companies that make up the peer group are adjusted from time to time to better align with the size and business model characteristics of the Company. In setting 2019 target compensation levels for the NEOs, the Company continued to use the results from a comprehensive market analysis conducted by Pearl Meyer in 2017.

In 2019, Committee conducted an in-depth review of the above peer group with the support of its independent compensation consultant to identify any appropriate changes to the peer group. The Committee, after consulting with Pearl Meyer, approved changes to the peer group, which is being used to set target compensation levels for 2020. The new peer group approved by the Committee consists of the following 22 bank holding companies:

2019-2020 Peer Group
Atlantic Union Bankshares Corporation*	Great Western Bancorp, Inc.
BancorpSouth, Inc.	NBT Bancorp Inc.*
Banner Corporation	Old National Bancorp
Cadence Bancorporation*	Pacific Premier Bancorp, Inc.*
CenterState Bank Corporation*	Pinnacle Financial Partners, Inc.
CVB Financial Corp.	Simmons First National Corporation*
First Financial Bancorp	Trustmark Corporation
First Interstate BancSystem, Inc.	Umpqua Holdings Corporation*
First Midwest Bancorp, Inc.	United Bankshares, Inc.*
Fulton Financial Corporation	United Community Banks, Inc.*
Glacier Bancorp Inc.	Western Alliance Bancorporation

* Denotes a company added to the peer group in 2019

Chemical Financial Corporation, MB Financial Inc., Sterling Bancorp and Texas Capital Bancshares, Inc. were removed from the peer group in 2019 because their asset size, institution loan mix model, operating revenue size, market capitalization, revenue mix and tangible capital equity were determined to no longer fit within the parameters of the peer group.

23	2020 Proxy Statement

Compensation Structure

Principal Elements of Compensation

Our overall executive compensation program currently consists of the following key elements:

●	Base Salary
●	Annual Incentive Compensation
●	Long-Term Equity Incentives

The combination of these elements reinforces our pay‑for‑performance philosophy and strengthens our ability to attract and retain qualified executives in our highly competitive banking environment. We believe that this mix of fixed and variable pay advances both the short- and long-term interests of our business and creates long‑term shareholder value. The Committee’s decisions regarding the executive compensation program design and individual pay are made in the context of the total compensation philosophy outlined above, including our financial performance.

Base Salary

Salaries are used to provide a competitive fixed amount of base compensation. Our goal is to provide base salary levels that reflect a combination of factors, including competitive pay levels relative to our peer group (as in effect at the time of the determination), the executives’ individual performance and overall contribution to the organization, the relevant position’s scope of responsibilities, the executives’ experience and tenure, and our overall annual budget, which takes into account Company financial performance. The salaries of the NEOs are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Effective March 2019, the Committee approved an adjustment to the base salary of Messrs. Robbins, Sigrist, Stein, Lawson and McDonald, of 5.1%, 5.39%, 5.33%, 3.45% and 3.45%.

Annual Cash Incentive Compensation

Consistent with competitive practices, we believe that a portion of our NEOs target compensation should be at risk, contingent upon the Committee’s assessment of performance. When determining earned annual cash incentive awards, the Committee considers the Company’s performance against pre-established financial performance measures as well as the executive’s individual performance and contribution to the Company’s overall performance. Annual cash incentive awards therefore seek to drive progress toward achieving the Company’s annual business objectives and permit individual performance to be recognized.

24	2020 Proxy Statement

In early 2019, the Committee established target annual cash incentive opportunities for 2019 equal to 60% of base salary for Mr. Robbins (with a maximum of 90% of base salary), 50% of base salary for Mr. Stein (with a maximum of 75%) and 40% of base salary for Messrs. Sigrist, McDonald and Lawson (with a maximum of 60% of base salary). Earned annual incentive awards were determined based on the level of achievement of the following performance goals:

Financial Performance Measures	Performance Goals			Weighting	2019 Actual	% of Target Payout Achieved
	Threshold (50% of Target)	Target (100% of Target)	Stretch (150% of Target)
Core Pretax Return on Average Assets (%) *	1.51%	1.71%	1.91%	30%	1.77%	115.00%
Core Pretax Return on Average Tangible Common Equity (%)*	17.81%	19.81%	21.81%	25%	18.79%	74.50%
Ratio of Operating Noninterest Expense to Average Assets (%) *	2.86%	2.66%	2.46%	15%	2.59%	116.30%
Ratio of Average Non-Performing Assets to period end Total Loans, OREO and OPPO (%)*	1.13%	0.88%	0.63%	15%	0.49%	150.00%
Individual Performance	N/A	N/A	N/A	15%	**	100%
Total:						108% of Target

* Core pretax returns on average assets and average tangible equity, the ratio of operating noninterest expense to average assets, and the ratio of average nonperforming assets to period end total loans, Other Real Estate Owned (OREO) and Other Personal Property Owned (OPPO) are non-GAAP financial measures. Please refer to Appendix A for additional information regarding how these performance measures are calculated from the Company’s audited financial statements.

** The individual performance results for each of the NEOs are discussed below.

Performance below the “threshold” level results in no payout earned for the applicable performance goal. If performance falls between the “threshold” and “target” or “target” and “stretch” levels, then the earned payout is determined using straight line interpolation. Once earned annual incentive awards were calculated based on actual financial performance as compared to the goals set forth above, the Committee had the discretion to reduce or increase the payouts to the extent it determined appropriate to reflect the business environment and market conditions that may affect Columbia’s financial and stock price performance. Based in part on the recommendations of the Chief Executive Officer, the Committee approved the final annual incentive award payouts to the NEOs other than the Chief Executive Officer and Mr. Sigrist, who did not receive an annual incentive award following his termination of employment. The Committee approved and recommended to the Board for approval the final annual incentive award payout to the Chief Executive Officer.

For the individual performance component, the Company considered the following achievements for each NEO with respect to his or her individual performance factors:

For Mr. Robbins, who was responsible for leading the performance of the Company as a whole, the Committee considered his leadership in directing the efforts and resulting outcomes of the entire executive group. Additionally, the Company considered Mr. Robbins’ role in executing on its succession plan by effecting the smooth transition of his duties and responsibilities to Mr. Stein.

For Mr. Stein, the Company considered the increased revenue capacity and expense efficiencies achieved through his reorganization efforts around functional alignment of duties.  These efforts resulted in increased loan production and deposit gathering capabilities, coupled with improved operating expense leverage.  Additionally, the Company considered Mr. Stein’s execution and successful completion of his leadership transition to the role of Chief Executive Officer effective January 1, 2020.

For Mr. Lawson, the Company considered his execution of expanded talent and leadership development programs, and implementation of a new human capital management workforce solution in 2019.

For Mr. McDonald, the Company considered his active role in the current expected credit losses (CECL) project and collaboration with the Finance team, our credit performance throughout the year, and Mr. McDonald’s role in our leadership transition.

25	2020 Proxy Statement

After considering each NEOs performance in 2019, the Committee approved the achievement of the individual performance component at 100% of the target level for each NEO, with the exception of Mr. Stein whose individual performance component was approved at 120% of his target level and Mr. Sigrist who terminated employment in February 2020 and did not receive an annual incentive award.

Based on these 2019 Company and individual performance results, the Committee approved annual incentive awards to the NEOs for 2019 as follows:

Named Executive	Target Annual Incentive	Earned Annual Incentive
Hadley S. Robbins	$460,200	$497,337
Gregory A. Sigrist (1)	158,000	--
Clint E. Stein	225,000	249,907
Andrew L. McDonald	139,037	154,428
David C. Lawson	120,000	129,684

(1) Mr. Sigrist, whose employment with the Company terminated on February 28, 2020, did not earn an annual incentive award for 2019.

Long-Term Equity Incentive Compensation

Columbia believes executive officers and other key management positions should have a meaningful portion of their competitive total compensation opportunity linked to shareholder return, which is directly tied to our long-term vision of growth, stability, asset quality and our commitment to a personalized banking approach. Long-term incentives take the form of equity awards that are intended to align the interests of the executive with those of our shareholders by encouraging ownership of our common stock and tying value to the long-term market value of the Company’s stock. These awards also serve to promote an executive’s continued service to the organization by vesting over a period of years and encourage sound risk management by providing a balanced view of performance and aligning awards with the longer-term time horizon of risk outcomes.

Our long-term incentive compensation consists of a combination of performance-based restricted stock awards (“Performance Shares”) that are earned over a three-year performance period and time-based restricted stock awards (“Restricted Stock”), in each case issued under the Company’s 2014 Stock Option & Equity Compensation Plan (the “2014 Plan”) or the Company’s 2018 Equity Incentive Plan (the “2018 Plan”), which was approved by our shareholders at our 2018 Annual Meeting and amended in 2019 with the approval of our shareholders at our 2019 Annual Meeting.

Grant of 2019 Long-Term Incentive Awards

In 2019, we granted our NEOs Performance Shares that are earned and vest at the end of a three-year performance period based on achieving relative total shareholder return (“TSR”) compared to the KBW Regional Banking Index (KRX) and our return on average assets (“ROAA”) against targets established by the Committee. After the end of the performance period, the Committee will assess performance against the goals and determine the amount, if any, of earned Performance Shares. We also granted our NEOs Restricted Stock awards that vest over four years, 20% on the second anniversary of grant, 30% on the third anniversary, and the remaining 50% on the fourth anniversary subject to continued service.

26	2020 Proxy Statement

A Closer Look at 2019 Performance Shares

For 2019, Performance Shares are earned and vest based on achievement of the following performance goals for the period from January 1, 2019 through December 31, 2021, as established by the Committee:

Performance Measure	Weighting	Measurement Perspective	Performance Goals
			Threshold	Target	Stretch
“ROAA”	50%	Relative to (KRX)	25th Percentile	50th Percentile	75th Percentile
“TSR”	50%	Relative to (KRX)	25th Percentile	50th Percentile	75th Percentile
Payout as % of Target			50%	100%	150%

The performance measures are calculated as follows:

●
ROAA: Average of the Company’s ROAA for the 12 calendar quarters (with each calendar quarter calculated separately) measured on a relative basis against a defined group of peer banks over the period January 1, 2019 through December 31, 2021.

●
TSR: Measured on a relative basis against a defined group of peer banks over the period January 1, 2019 through December 31, 2021 (calculated assuming that dividends during the period are reinvested in Company shares).

For purposes of the performance measures, the peer banks will consist of all companies included in the KRX as of December 31, 2021.

Payout Determination for Performance Shares

At the end of the performance period, the Committee will review the Company’s actual performance and determine the number of earned awards. Performance below “threshold” for a given performance measure will result in forfeiture of the respective shares; performance at or above “stretch” for a given performance measure will result in payout equal to 150% of the respective target shares. Performance between threshold and target and target and stretch will be determined using straight line interpolation and rounded up to the nearest whole number of shares. Dividends earned on Performance Shares will accrue but will not be paid until vesting is determinable and will only be paid on those shares earned and released from restriction.

2019 Target Long-Term Equity Incentive Award Opportunities

The target long-term equity incentive award opportunities granted in early 2019 represented, in the aggregate, approximately 90% of base salary for Mr. Robbins, approximately 65% of base salary for Mr. Stein and approximately 55% of base salary for our other NEOs. Mr. Robbins’ total long-term incentive opportunity was granted 75% in the form of Performance Shares and 25% in the form of Restricted Stock, in order to tie a higher proportion of his total compensation opportunity to the achievement of objective performance criteria in light of his role as Chief Executive Officer. For each of our other NEOs, approximately 50% of the total target opportunity was granted in the form of Performance Shares and 50% in the form of Restricted Stock.

Equity award values are based on the closing market price of our stock on the date the Board approves the grant.

NEO	Target Performance Shares (Performance-Based Vesting)	Restricted Stock (Time-Based Vesting)
Hadley S. Robbins	5,390	5,395
Gregory A. Sigrist	3,390	2,503
Clint E. Stein	4,570	4,568
Andrew L. McDonald	2,990	2,982
David C. Lawson	2,580	2,575

27	2020 Proxy Statement

2017 Performance Share Award Payout

The Performance Shares granted in 2017 were subject to performance vesting conditions tied to the Company’s ROAA and TSR relative to a defined group of peer banks, in each case over the period from January 1, 2017 through December 31, 2019. In February 2020, the Committee reviewed the Company’s actual performance against the ROAA and TSR targets and determined that the awards would pay out at 115% of target. A summary of the Company’s performance as measured against the goals, and the resulting payout, is set forth below:

Performance Measure	Weighting	Measurement Perspective	Performance Goals			Results
			Threshold (50% Payout)	Target (100% Payout)	Stretch (150% Payout)	Actual Performance	Percent of Target Payout
ROAA	50%	Columbia	0.85%	1.00%	1.25%	1.32%	150%
TSR	50%	Relative to KRX	30th Percentile	50th Percentile	80th Percentile	42nd Percentile	80%
						Total:	115%

Retirement Benefits

Other Compensation Practices, Policies and Guidelines

In 2001, the Company implemented a SERP for certain executive officers to provide retirement benefits to those officers. The SERP provides a lifetime annual retirement benefit, the amount of which declines to the extent the executive retires before a specified retirement age. The SERPs support our leadership retention objectives by vesting over a period of time and by restricting the executive from working for a competitor for a period following termination of employment. Starting in 2004, the Company began using Unit Plans to provide retirement benefits for executive officers instead of SERPs. Between 2004 and 2012, we awarded three separate Unit Plans to Mr. McDonald and a Unit Plan to Mr. Stein.

In 2013, the Committee approved offering SERPs to replace the NEOs Unit Plans. Accordingly, the Company entered into SERPs with Messrs. McDonald and Stein, which provide that amounts drawn under their SERPs will be reduced by the amount that is attributable to each respective Unit Plan. This approach provides these executives with a retirement benefit that is consistent with Columbia’s compensation philosophy, while optimally leveraging the expense already incurred in funding the Unit Plans.

In 2013, following the acquisition of West Coast Bancorp, the Company assumed the SERP that was provided to Mr. Robbins as an executive of West Coast Bancorp; the Company also entered into a SERP with Mr. Lawson in 2013. A more detailed description regarding payments under the SERPs and Unit Plans is set forth below under “ Compensation Tables—Post Employment and Termination Benefits.”

As more fully described below under “ Compensation Tables—Post Employment and Termination Benefits,” we also provide non-employee directors and highly-compensated employees (as defined by IRS rules) with the opportunity to defer compensation through two Executive Deferred Compensation Plans. The participation in our 401(k) plan for these individuals is limited under federal income tax rules, and we believe they should have other similar means of saving for retirement. Currently, interest paid on the participant deferrals is three-month LIBOR (the “London Interbank Offered Rate”) plus 3.58%.

Executive Employment and Change-in-Control Agreements

We provide severance and change-in-control benefits to executives that are payable in circumstances the Committee believes are appropriate and market-competitive. Change-in-control benefits are generally “double-trigger,” meaning they are payable only if the executive experiences a qualifying termination of employment in connection with a change-in-control of the Company.

Employment Agreement with Mr. Robbins. Mr. Robbins served as President and Chief Executive Officer of Columbia and Columbia Bank in 2019 pursuant to an employment agreement entered into effective July 1, 2017, which is described in detail in the section entitled “ Compensation Tables—Post Employment and Termination Benefits” below.

In general, upon a qualifying termination, Mr. Robbins’ agreement entitled him to receive any earned but unpaid bonus for a prior fiscal year, cash severance equal to two times Mr. Robbins’ annual base salary, a prorated bonus for the year of termination based on actual performance, a prorated portion of any long-term incentive awards (based on actual performance in the case of awards subject to performance-based vesting) and continued health and welfare benefits for twenty-four months.

Upon a qualifying termination related to a change-in-control, Mr. Robbins’ agreement entitled him to receive any earned but unpaid bonus for a prior fiscal year, cash severance equal to two and a half times the sum of Mr. Robbins’ annual base

28	2020 Proxy Statement

salary and target annual bonus, a prorated target bonus for the year of termination and continued health and welfare benefits for thirty months. Mr. Robbins is subject to customary restrictive covenants, including non-competition and non-solicitation covenants, during his employment and for two years following termination of employment for any reason.

Change-in-Control Agreements with Other NEOs. The Company has entered into change-in-control agreements with each of the current NEOs, which are described in more detail below under “ Compensation Tables—Post Employment and Termination Benefits.” The change-in-control agreements contain provisions that require payments in the event of termination of employment related to a change-in-control. These arrangements are “double trigger,” meaning that they provide payments only upon a covered termination of employment in connection with a change-in-control, and no covered executive will receive payments under the agreements due to a change-in-control alone. In general, upon a qualifying termination related to a change-in-control, an executive with a change-in-control agreement will be entitled to two years’ annual base salary paid monthly over two years, accelerated vesting of any options and lapse of restrictions on restricted stock awards and will be subject to two-year non-compete and non-solicit covenants.

Additionally, as discussed under “ Compensation Tables—Post-Employment and Termination Benefits” below, unvested Shares will vest in full as of the date of the closing of a change-in-control transaction (for Performance Shares, based on the greater of target or actual performance) unless the Shares are replaced or assumed, in which case the Shares will continue as replaced or assumed.

Retirement Vesting of Earned Performance Awards. In the event that a NEOs employment terminates (other than for “cause”) at a time when the Named Executive is at least age 62 with at least five years of service, the NEO will remain eligible to earn a prorated portion of any outstanding Performance Shares based on actual performance. The prorated portion will be determined based on the portion of the performance period in which the NEO was employed. As of December 31, 2019, only Messrs. Robbins and McDonald met the definition of retirement applicable to the Performance Shares.

Perquisites and General Employee Benefits

We strive to assist all of our employees, including our NEOs, in meeting their retirement income, health care, disability income, time off and other needs through competitive, cost-effective, Company-sponsored programs that provide individuals with reasonable flexibility in the context of their individual circumstances. The NEOs participate in these and other benefits to the same extent as other employees. These benefits include medical and dental insurance, disability insurance, and the Company’s 401(k) plan. The NEOs do not receive any perquisites or similar benefits such as Company-provided cars, car allowances, or country club memberships.

Clawback Policies for the Recovery of Incentive Compensation

Our annual and long-term incentive compensation programs provide for the recovery of incentive compensation under certain circumstances. Under these programs, the Company will recover incentive compensation awarded to current or former executive officers (during the preceding three years) if the Company restates its financial results due to material noncompliance with any financial reporting requirement under the securities laws, to the extent the original awards exceeded the amounts that would have been paid under the restated results (a “restatement”).

In June 2017, the Committee approved, and in July 2017, the Board adopted, a new Clawback Policy that covers current and former executive officers of the Company and applies to all incentive compensation granted following the date of adoption. The Clawback Policy provides that, to the full extent permitted by law, the Committee may require the forfeiture and/or repayment of unpaid incentive compensation (whether vested or unvested) and incentive compensation paid in the preceding three-year period (but not prior to July 2017) if a “triggering event” occurs.

For purposes of the Clawback Policy, a “triggering event” is any of the following events: (1) the Company is required to prepare a restatement, (2) the executive engages in conduct that causes material financial or reputational harm to the Company or its business activities, (3) the grant or payment of incentive compensation was based on materially inaccurate performance metrics or a material misrepresentation by the executive, (4) the executive improperly or with gross negligence failed to identify, raise or assess, in a timely manner, risks material to the Company or its business activities or (5) the executive engages in a fraudulent act or knowing and willful misconduct or violates restrictive covenants or employment restrictions to which the executive is subject.

29	2020 Proxy Statement

Stock Ownership Guidelines

In March 2017, the Board adopted a Stock Ownership Policy, which replaced our prior stock ownership guidelines effective as of January 1, 2017. The Stock Ownership Policy requires each NEO to own shares equal in value to a multiple of his or her annual base salary rather than a fixed number of shares, as was required under the prior stock ownership guidelines. For the Chief Executive Officer, the multiple is three; for Executive Vice Presidents, which include the Chief Financial Officer, Chief Operating Officer, Chief Credit Officer, Chief Human Resources Officer, Chief Risk Officer and General Counsel, the multiple is two. The Stock Ownership Policy also requires non-employee directors to own shares equal in value to five times the annual Board cash retainer. The share value is based on the average closing price of Company’s common stock over the 200 trading days preceding December 31 of the applicable calendar year.

The NEOs and non-employee directors may satisfy the ownership requirements in the Stock Ownership Policy with common stock owned directly or indirectly (if the participant has a pecuniary interest in the shares), vested stock-based awards (other than options) and unvested restricted stock or restricted stock unit awards that are subject to time-based vesting requirements. If a participant is not in compliance with the Stock Ownership Policy as of December 31st of any year, he or she must retain all of the shares held as of that date and all shares acquired in the following year (including any shares granted to the participant pursuant to an equity award or acquired on exercise of an option), other than any shares withheld to pay an option exercise price or tax obligations.

At year-end 2019, each NEO satisfied the new Stock Ownership Policy requirements other than Mr. Robbins, who joined the Company in 2013 following its acquisition of West Coast Bancorp and whose salary was increased in connection with his appointment as our Chief Executive Officer in 2017; and Mr. Sigrist, who joined the Company in June, 2018.

No-Hedging Policy

Our executive officers, including each of our NEOs, directors and other persons designated from time to time as being the subject to the Company’s pre-clearance procedures, together with their family members (“Access Persons”), are prohibited from engaging in the following transactions:

• trading in any interest or position relating to the future price of Company securities, such as a put, call or any other derivative securities;
• engaging in any hedging or monetization transactions or similar arrangements with respect to the Company’s securities;
• engaging in short sales of the Company’s securities; and
• making any purchases, sales or transfers in the Company’s securities during a pension fund blackout period, which exists whenever 50% or more of plan participants are unable to conduct transactions in their accounts for more than three consecutive days.

Prior to engaging in any transaction involving the Company’s securities, Access Persons must first obtain pre-clearance of the transaction from the Chief Financial Officer or General Counsel.

Our non-executive officer employees and certain of their family members and entities under their control (who are not subject to the policies applicable to Access Persons described above) are subject to policies and procedures designed to ensure that transactions in Company stock are conducted in compliance with the applicable rules and regulations and do not bear the appearance of improper conduct.

Impact of Tax Treatment of Compensation

The Committee annually reviews and considers the deductibility of the compensation paid to our executive officers, which includes each of the NEOs. However, under the Tax Cuts and Jobs Act of 2017, the exemption for qualifying performance-based compensation was repealed for taxable years beginning after December 31, 2017. As a result, compensation paid to our executive officers (on or after January 1, 2018) in excess of $1 million may not be deductible unless it qualifies for certain transition relief. While the Company will monitor guidance and developments in this area, the Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive talent necessary for our success. Consequently, the Committee may pay or provide, and has paid or provided, compensation that is not tax deductible or is otherwise limited as to tax deductibility.

30	2020 Proxy Statement

Compensation Tables

The following table shows compensation paid or accrued in the years shown for Columbia’s Named Executives. As required by SEC rules, Columbia’s Named Executives comprise Columbia’s Chief Executive Officer; Chief Financial Officer and the three other most highly paid executive officers.

2019 Summary Compensation Table
Name and Principal Position	Year	Salary ($) (1)	Bonus ($)(2)	Stock Awards ($) (3)(4)(5)	Option Awards	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($) (7)	All Other Compensation ($) (8)	Total ($)
Hadley S. Robbins	2019	759,885	—	1,011,468	—	497,337	1,150,461	61,408	3,480,559
President, Chief	2018	724,231	—	866,297	—	503,317	252,367	55,774	2,401,986
Executive Officer (9)	2017	538,616	—	919,666	—	441,593	1,561,485	39,770	3,501,130
Gregory A. Sigrist Executive Vice President, Chief	2019	391,154	—	305,073	—	—	235,397	32,151	963,775
Financial Officer	2018	187,500	100,000	229,875	—	100,548	77,081	18,010	713,014
Clint E. Stein	2019	445,577	—	306,286	—	249,907	70,622	50,176	1,122,568
Executive Vice President, Chief	2018	423,077	—	336,458	—	245,338	37,224	45,704	1,087,801
Operating Officer	2017	385,300	—	623,572	—	220,541	278,731	41,671	1,549,815
David C. Lawson	2019	298,077	—	172,790	—	129,684	432,017	34,245	1,066,813
Executive Vice President,	2018	287,308	—	193,208	—	133,299	130,068	32,004	775,887
Chief Human Resources Officer	2017	273,885	—	157,545	—	148,047	197,959	30,064	807,500
Andrew L. McDonald	2019	345,363	—	200,179	—	154,428	494,739	60,691	1,255,400
Executive Vice President, Chief	2018	333,500	—	224,222	—	154,442	88,445	55,780	856,389
Credit Officer	2017	320,500	—	184,336	—	173,258	286,740	50,595	1,015,429

(1)
Amounts include discretionary contributions under the Deferred Compensation Plan as follows: Mr. Stein $37,534 and Mr. Lawson $21,130. The material terms of the Deferred Compensation Plan are described under “Post-Employment and Termination Benefits—Deferred Compensation Plan.”

(2)
For Mr. Sigrist for 2018, reflects a one-time signing and relocation bonus paid in connection with the commencement of his employment, a portion of which Mr. Sigrist was required to repay if his employment is terminated for cause or he resigns within two years following his start date of June 4, 2018. The portion that must be repaid is determined on a straight-line basis over the two-year period. Subject to his execution of a release of claims, Mr. Sigrist is not required to repay the signing and relocation bonus in connection with the termination of his employment in February 2020.

(3)
For 2019, amounts shown include the grant date fair value of Restricted Stock awards granted on March 27, 2019 that vest 20% on the second anniversary of grant date, 30% on the third anniversary of grant date and the remaining 50% vesting on March 27, 2023, (b) in the case of Mr. Sigrist, Restricted Stock awards granted on March 22, 2019 that vest 20% on the September 4, 2020, 30% on September 3, 2020, and the remaining 50% vesting on September 2, 2022, (c) in the case of Mr. Robbins, Restricted Stock awards granted on December 31, 2019 that vested on the same day, and (d) the grant date fair value of Performance Shares granted on March 27, 2019 for the period commencing January 1, 2019 and ending December 31, 2021 (the 2019-2021 performance period). At stretch performance, the Performance Shares grant date fair value would be $566,354 for Mr. Robbins, $118,735 for Mr. Sigrist, $160,064 for Mr. Stein, $90,365 for Mr. Lawson and $104,725 for Mr. McDonald.

For 2018, amounts shown for the NEOs other than Mr. Sigrist include the grant date fair value of Restricted Stock awards granted on February 28, 2018, that vest 20% on the second anniversary of grant date, 30% on the third anniversary of grant date and the remaining 50% vesting on February 28, 2022 and the grant date fair value of Performance Shares granted on March 28, 2018 for the period commencing January 1, 2018 and ending December 31, 2020. For Mr. Sigrist, amounts shown include the grant date fair value of Restricted Stock awards granted on June 4, 2018 that vest 20% on February 28, 2020, 30% on February 26, 2021 and the remaining 50% vesting on February 28, 2022 and the grant date fair value of

31	2020 Proxy Statement

Performance Shares granted on June 28, 2018 for the period commencing January 1, 2018 and ending December 31, 2020. At stretch performance, the Performance Shares grant date fair value would be $701,851 for Mr. Robbins, $126,520 for Mr. Sigrist, $197,582 for Mr. Stein, $113,074 for Mr. Lawson and $131,721 for Mr. McDonald.

For 2017, amounts shown include the grant date fair value of (a) Restricted Stock awards granted on February 22, 2017 that vest 20% on the second anniversary of grant date, 30% on the third anniversary of grant date and the remaining 50% vesting on February 22, 2021, (b) in the case of Messrs. Robbins and Stein, Restricted Stock awards granted on April 26, 2017 that vest on April 26, 2019, (c) in the case of Mr. Robbins, Restricted Stock awards granted on July 3, 2017 that vest on the same schedule as the Restricted Stock awards granted on February 22, 2017 and (d) the grant date fair value of Performance Shares granted on February 22, 2017 and, in the case of Mr. Robbins, July 3, 2017 for the period commencing January 1, 2017 and ending December 31, 2019 (the 2017-2019 performance period). At stretch performance, the Performance Shares grant date fair value would be $389,547 for Mr. Robbins, $129,258 for Mr. Stein, $94,006 for Mr. Lawson and $109,844 for Mr. McDonald.

(4)
The grant date fair value of stock awards was determined in accordance with FASB ASC 718. Assumptions used to calculate these amounts are set forth in footnote 4 to “2019 Grants of Plan-Based Awards” and in Note 23 to the Company’s audited financial statements for the fiscal year ended 2019, included in the Company’s 2019 Annual Report. The fair market value of Restricted Stock awards granted in 2019 was based on the closing price of Columbia’s common stock on NASDAQ on the grant date, March 22, 2019 ($30.94 per share) and March 27, 2019 ($32.01 per share).The fair market value of 50% of the Performance Shares was based on the closing price of Columbia’s common stock on NASDAQ on the grant date March 27, 2019 ($32.01 per share) and 50% on a fair value calculation using a Monte-Carlo simulation ($14.69 per share).

(5)
In connection with Mr. Robbins’ retirement on December 31, 2019, among other things, Columbia waived the vesting conditions for a portion of his outstanding equity awards that were not vested on or prior to his departure. In accordance with SEC requirements, the amount disclosed as “Stock Awards” for Mr. Robbins for 2019 represents the sum of the following (each of which is also included in the “2019 Grants of Plan-Based Awards” table below): (a) the grant date fair value of the stock awards granted to him in the ordinary course in March of 2019 (which are computed as described in Note 4 above), and (b) the incremental fair value of the awards modified in connection with Mr. Robbins’ departure (which are computed as of the modification date in accordance with Topic 718 under the assumptions identified in Note 4 above, that, among other things, assume that awards would be forfeited absent modification). The incremental value of the modified awards is $272,420.

(6)
The amounts in this column reflect the annual incentive awards earned under the 2018 Plan for 2019 performance. Mr. Sigrist, whose employment with the Company terminated on February 28, 2020, did not earn an annual incentive award for 2019.

(7)
The amounts in this column do not represent amounts actually paid to a Named Executive. Includes the change in actuarial present value of the accumulated projected benefit under the SERP, which is a non-cash amount that can vary significantly from year-to-year based upon assumptions underlying the actuarial calculations. Assumptions such as discount rate and retirement age are reviewed annually by the Company and are intended to be individually appropriate. The SERP is discussed in further detail under “Post Employment and Termination Benefits—Supplemental Executive Retirement Plan.”

For 2019, amounts shown include: for Mr. Robbins $1,117,762 of change in the actuarial present value of projected benefit under the Supplemental Executive Retirement Plan (the “SERP”), and $32,699 of above-market earnings on his DCA; for Mr. Sigrist includes $235,397 of change in the actuarial present value of projected benefit under the SERP, which he is not currently entitled to receive because such amounts are not fully vested; for Mr. Stein includes $59,071 of change in the actuarial present value of projected benefit under the SERP, which he is not currently entitled to receive because such amounts are not fully vested, and $11,551 of above-market earnings on his DCA; for Mr. Lawson includes $427,163 of change in the actuarial present value of projected benefit under the SERP, which he is not currently entitled to receive because such amounts are not fully vested, and $4,854 of above-market earnings on his DCA; for Mr. McDonald includes $490,457 of change in the actuarial present value of projected benefit under the SERP, which he is not currently entitled to receive because such amounts are not fully vested, and $4,282 of above-market earnings on his DCA.

For 2018, amounts shown include: for Mr. Robbins $229,538 of change in the actuarial present value of projected benefit under the SERP, which he is not currently entitled to receive because such amounts are not fully vested, and $22,829 of above-market earnings on his DCA; for Mr. Sigrist includes $77,081 of change in the actuarial present value of projected benefit under the SERP, which he is not currently entitled to receive because such amounts are not fully vested; for Mr. Stein includes $30,100 of change in the actuarial present value of projected benefit under the SERP, which he is not currently entitled to receive because such amounts are not fully vested, and $7,124 of above-market earnings on his DCA; for Mr. Lawson includes $127,188 of change in the actuarial present value of projected benefit under the SERP, which he is not currently entitled to receive because such amounts are not fully vested, and $2,880 of above-market earnings on his DCA; for Mr. McDonald includes $85,456 of change in the actuarial present value of projected benefit under the SERP, which he is not currently entitled to receive because such amounts are not fully vested, and $2,989 of above-market earnings on his DCA.

32	2020 Proxy Statement

For 2017, amounts shown include: for Mr. Robbins $1,546,008 of change in the actuarial present value of projected benefit under the SERP and which he is not currently entitled to receive because such amounts are not fully vested, and $15,477 of above-market earnings on his DCA; for Mr. Stein, $276,704 of change in the actuarial present value of projected benefit under the SERP, which he is not currently entitled to receive because such amounts are not fully vested, and $2,027 of above-market earnings on his DCA; for Mr. Lawson, $196,366 of change in the actuarial present value of projected benefit under the SERP, which he is not currently entitled to receive because such amounts are not fully vested, and $1,593 of above-market earnings on his DCA; and for Mr. McDonald, $282,604 of change in the actuarial present value of projected benefit under the SERP, which he is not currently entitled to receive because such amounts are not fully vested, and $2,027 of above-market earnings on his DCA.

(8)
Amount shown for Mr. Robbins includes $8,400 in 401(k) plan matching contributions, $14,000 in 401(k) discretionary contributions, $13,598 in split dollar life insurance premiums, $9,065 in split dollar bonus earnings and $16,345 in accrued dividends on unvested Performance Shares.

Amount shown for Mr. Sigrist includes $8,400 in 401(k) plan matching contributions, $14,000 in 401(k) discretionary contributions, $3,191 in split dollar life insurance premiums, $1,590 in split dollar bonus earnings and $4,970 in accrued dividends on unvested Performance Shares.

Amount shown for Mr. Stein include $8,400 in 401(k) plan matching contributions, $14,000 in 401(k) discretionary contributions, $3,427 in split dollar life insurance premiums, $2,285 in split dollar bonus earnings, $6,846 in accrued dividends on unvested Performance Shares, $3,003 in non-qualified deferred compensation matching contributions and $12,215 in Company contributions to a supplemental retirement benefit plan (“UNIT plan”). UNIT plans are described in further detail under “Post Employment and Termination Benefits—Unit Plans.”

Amount shown for Mr. Lawson includes $8,400 in 401(k) plan matching contributions, $14,000 in 401(k) discretionary contributions, $3,759 in split dollar life insurance premiums, $2,505 in split dollar bonus earnings, $3,891 in accrued dividends on unvested Performance Shares and $1,690 in non-qualified deferred compensation matching contributions.

Amount shown for Mr. McDonald includes $8,400 in 401(k) plan matching contributions, $14,000 in 401(k) discretionary contributions, $5,013 in split dollar life insurance premiums, $3,342 in split dollar bonus earnings, $4,522 in accrued dividends on unvested Performance Shares and $25,414 in Company contributions to a UNIT plan.

(9)
Mr. Robbins served as the Company’s President and Chief Executive Officer through December 31, 2019, after which he retired and Mr. Stein was appointed the Company’s President and Chief Executive Officer.

33	2020 Proxy Statement

Equity Compensation

Equity Compensation Plan. The 2018 Plan provides for the grant of restricted stock, incentive stock options, nonqualified stock options, restricted stock units and stock appreciation rights. All eligible employees and directors may participate in the 2018 Plan. As of December 31, 2019, 2,627,086 shares remained available for future grant under the 2018 Plan. The 2018 Plan replaced the 2014 Plan; however, any awards remaining outstanding under the 2014 Plan continue to be governed by the terms of that plan.

2019 Grants of Plan-Based Awards
Name	Grant Date	Estimated Future Payments Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payments Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(3)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Hadley S. Robbins	●	$230,100	$460,200	$690,300
	3/27/2019				8,085	16,170	24,255	5,395	$739,048
	12/31/2019(5)							6,695	$272,420
Gregory A. Sigrist	●	$79,000	$158,000	$237,000
	3/22/2019							2,500	$77,600
	3/27/2019				1,695	3,390	5,085	3,397	$227,473
Clint E. Stein	●	$112,500	$225,000	$337,500
	3/27/2019				2,285	4,570	6,855	4,568	$306,286
David C. Lawson	●	$60,000	$120,000	$180,000
	3/27/2019				1,290	2,580	3,870	2,575	$172,790
Andrew L. McDonald	●	$69,518	$139,037	$208,555
	3/27/2019				1,495	2,990	4,485	2,982	$200,179

(1)
Represents the possible range of possible cash payouts under the 2019 annual cash incentive opportunities granted under the 2018 Plan. Actual amounts earned, as determined by the Committee in the first quarter of 2020, are reflected in the 2019 Summary Compensation Table under Non-Equity Incentive Plan Compensation. See “Compensation Discussion & Analysis—Compensation Structure—Annual Cash Incentive Compensation.”

(2)
Represents the possible range of Performance Shares granted on March 27, 2019 under the Long-Term Incentive Plan, a subplan under the 2018 Plan. Actual amounts of Performance Shares earned will be based on achieving relative ROAA and TSR compared to the KBW Regional Banking Index as determined by the Committee, in each case over the 2019-2021 performance period. Dividends earned on Performance Shares will accrue, but will not be paid until vesting is determinable and will only be paid on those shares earned and released from restriction. See “Compensation Discussion & Analysis—Compensation Structure—Long-Term Equity Incentive Compensation.”

(3)
Represents the number of shares of Restricted Stock granted on March 22, 2019 and March 27, 2019 under the 2018 Plan that vest 20% on March 26, 2021, 30% on March 25, 2022 and the remaining 50% vesting on March 27, 2023. Dividends earned on Time-based Shares will accrue, but will not be paid until vesting is determinable and will only be paid on those shares earned and released from restriction.

(4)
Amounts shown represent the grant date fair value of Restricted Stock and Performance Shares granted on March 22, 2019 and March 27, 2019, determined in accordance with FASB ASC 718. Assumptions used to calculate these amounts are set forth in Note 23 to the 2019 Annual Report. The grant date fair value of Restricted Stock was based on the closing prices of Columbia’s common stock on NASDAQ on the grant dates, March 22, 2019 ($30.94 per share) and March 27, 2019 ($32.01 per share). The grant date fair values of the Performance Shares are shown at stretch performance and is based on the closing price of Columbia’s common stock on NASDAQ on the grant date March 27, 2019 ($32.01 per share) and 50% on a fair value calculation using a Monte-Carlo simulation ($14.69 per share).

(5)
In connection with the retirement of Mr. Robbins, among other things, Columbia waived the vesting conditions for a portion of his outstanding equity awards that were not vested on or prior to his departure. In accordance with SEC requirements, the incremental fair values associated with these modifications, computed as of the modification date in accordance with Topic 718, is reflected in the table above.

34	2020 Proxy Statement

	Outstanding Equity Awards at Fiscal Year-End 2019
Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un-exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market of Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)(3)
Hadley S. Robbins	—	—	—	—	—	—	—	41,940	$1,706,329
Gregory A. Sigrist	—	—	—	—	—	8,267	$336,343	8,625	$350,908
Clint E. Stein	—	—	—	—	—	11,523	$468,813	11,835	$481,507
David C. Lawson	—	—	—	—	—	7,129	$290,043	6,720	$273,403
Andrew L. McDonald	—	—	—	—	—	8,282	$336,953	7,805	$317,546

(1)
For Mr. Sigrist, represents 2,370 shares of restricted stock granted on June 4, 2018 that vest 20% on February 28, 2020, 30% on February 26, 2021 and the remaining 50% on February 28, 2022, respectively and 5,897 shares of Restricted Stock granted on March 27, 2019 that vest 20% on the second anniversary of the grant date, 30% on the third anniversary and the remaining 50% on the fourth anniversary of the grant date, respectively.

For Mr. Stein, represents 1,603 shares of Restricted Stock granted on February 24, 2016 that vest on February 24, 2020; 2,028 shares of Restricted Stock granted on February 22, 2017 that vest 37.5% on the third anniversary of the date of grant and 62.5% on the fourth anniversary of the grant date, respectively; 3,324 shares of restricted stock granted on February 28, 2018 that vest 20% on the second anniversary of the grant date, 30% on the third anniversary and the remaining 50% on the fourth anniversary of the grant date, respectively; and 4,568 shares of Restricted Stock granted on March 27, 2019 that vest 20% on the second anniversary of the grant date, 30% on the third anniversary and the remaining 50% on the fourth anniversary of the grant date, respectively.

For Mr. Lawson, represents 1,164 shares of Restricted Stock granted on February 24, 2016 that vest on February 24, 2020; 1,472 shares of Restricted Stock granted on February 22, 2017 that vest 37.5% on the third anniversary of the date of grant and 62.5% on the fourth anniversary of the grant date, respectively; 1,918 shares of restricted stock granted on February 28, 2018 that vest 20% on the second anniversary of the grant date, 30% on the third anniversary and the remaining 50% on the fourth anniversary of the grant date, respectively; and 2,575 shares of Restricted Stock granted on March 27, 2019 that vest 20% on the second anniversary of the grant date, 30% on the third anniversary and the remaining 50% on the fourth anniversary of the grant date, respectively.

For Mr. McDonald, represents 1,362 shares of Restricted Stock granted on February 24, 2016 that vest on February 24, 2020; 1,724 shares of Restricted Stock granted on February 22, 2017 that vest 37.5% on the third anniversary of the date of grant and 62.5% on the fourth anniversary of the grant date, respectively; 2,214 shares of restricted stock granted on February 28, 2018 that vest 20% on the second anniversary of the grant date, 30% on the third anniversary and the remaining 50% on the fourth anniversary of the grant date, respectively; and 2,982 shares of Restricted Stock granted on March 27, 2019 that vest 20% on the second anniversary of the grant date, 30% on the third anniversary and the remaining 50% on the fourth anniversary of the grant date, respectively.

(2)	Amounts shown are calculated using the closing price of Columbia’s common stock on NASDAQ on December 31, 2019 of $40.69 per share.

(3)
Actual amounts vested and earned, if any, depend on actual performance against the performance measures for the 2018-2020 performance period that ends December 31, 2020 and 2019-2021 performance period that ends December 31, 2021, respectively. For Mr. Robbins, represents 17,685 Performance Shares granted on March 28, 2018 and 24,255 Performance Shares granted on March 27, 2019. For Mr. Sigrist, represents 3,540 Performance Shares granted on June 28, 2018 and 5,085 Performance Shares granted on March 27, 2019. For Mr. Stein, represents 4,980 Performance Shares granted on March 28, 2018 and 6,855 Performance Shares granted on March 27, 2019. For Mr. Lawson, represents 2,850 Performance Shares granted on March 28, 2018 and 3,870 Performance Shares granted on March 27, 2019. For Mr. McDonald, represents 3,320 Performance Shares granted on March 28, 2018 and 4,485 Performance Shares granted on March 27, 2019.

35	2020 Proxy Statement

2019 Option Exercises and Stock Vested
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Hadley S. Robbins	—	—	28,532	$1,103,886
Gregory A. Sigrist	—	—	—	—
Clint E. Stein	—	—	15,615	$580,195
David C. Lawson	—	—	4,065	$154,380
Andrew L. McDonald	—	—	4,780	$181,348

(1)
For Mr. Robbins, represents the fair market value of 1,323 shares of restricted stock granted in 2015 that vested on March 25, 2019, 1,028 shares of restricted stock granted in 2016 that vested on February 22, 2019, 861 shares of restricted stock granted in 2017 that vested on February 22, 2019, 10,000 shares of restricted stock granted in 2017 that vested on April 26, 2019, 6,695 shares of restricted stock granted in 2019 that vested on December 31, 2019 and 8,625 performance shares granted in 2017 that vested on December 31, 2019.

For Mr. Stein, represents the fair market value of 1,235 shares of restricted stock granted in 2015 that vested on March 25, 2019, 962 shares of restricted stock granted in 2016 that vested on February 22, 2019, 508 shares of restricted stock granted in 2017 that vested on February 22, 2019, 10,000 shares of restricted stock granted in 2017 that vested on April 26, 2019 and 2,910 performance shares granted in 2017 that vested on December 31, 2019.

For Mr. Lawson, represents the fair market value of 882 shares of restricted stock granted in 2015 that vested on March 25, 2019, 699 shares of restricted stock granted in 2016 that vested on February 22, 2019, 368 shares of restricted stock granted in 2017 that vested on February 22, 2019 and 2,116 performance shares granted in 2017 that vested on December 31, 2019.

For Mr. McDonald, represents the fair market value of 1,058 shares of restricted stock granted in 2015 that vested on March 25, 2019, 817 shares of restricted stock granted in 2016 that vested on February 22, 2019, 432 shares of restricted stock granted in 2017 that vested on February 22, 2019 and 2,473 performance shares granted in 2017 that vested on December 31, 2019.
Post-Employment and Termination Benefits

The following is a discussion regarding the post-employment and termination arrangements currently in place for the Named Executives. The amounts are based on the maximum amounts that could be paid under these arrangements.

2019 Nonqualified Deferred Compensation

The following table provides information regarding nonqualified deferred compensation paid to the Named Executives during fiscal year 2019.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)
Hadley S. Robbins	$—	$—	$64,785	$—	$1,109,358
Gregory A. Sigrist	—	—	—	—	—
Clint E. Stein	37,534	3,003	22,823	—	405,822
David C. Lawson	21,130	1,690	9,583	—	172,678
Andrew L. McDonald	—	—	8,483	—	145,261

(1)
Amounts were deferred in 2019 under the Deferred Compensation Plan, which is described below under “Deferred Compensation Plan.” The amounts for Messrs. Stein and Lawson are reflected in the salary column of the Summary Compensation Table.

(2)
The interest rate is the three-month LIBOR rate plus 3.58%. The Plan Administrator annually reviews for appropriateness the calculation of the rate of interest (the “Interest Crediting Rate”) that is applied to a participant’s DCA in the Deferred Compensation Plan. The Interest Crediting Rate is adjusted quarterly for fluctuations in the three-month LIBOR rate. Plan participants are notified of any adjustments to the Interest Crediting Rate.

36	2020 Proxy Statement

On the last date of each month, the each participant’s DCA is credited with an amount equal to the product of (i) one-twelfth (1/12th) of the Interest Crediting Rate for the quarter in which such month occurs, times (ii) the average balance of the DCA in the DCA for that month. The credited amount is treated as part of the credit balance for all purposes of the Deferred Compensation Plan. As used herein, the average balance in a DCA for a month is equal to the quotient determined by dividing (i) the sum of the credit balance in the DCA at the close of business each day in the calendar month, by (ii) the number of days in such month.

(3)
For Mr. Robbins includes amounts previously reported in the Summary Compensation Table for 2018 ($22,829), 2017 ($15,477), 2016 ($113,664), 2015 ($476,273), and 2014 ($299,808). For Mr. Stein includes amounts previously reported in the Summary Compensation Table for 2018 ($56,891), 2017 ($39,323), 2016 ($47,346), 2015 ($41,223) 2014 ($35,132), 2013 ($25,407), and 2012 ($16,005). For Mr. Lawson includes amounts previously reported in the Summary Compensation Table for 2018 ($27,293), 2017 ($21,952), 2016 ($25,200), 2015 ($23,877), 2014 ($23,796). For Mr. McDonald includes amounts previously reported in in the Summary Compensation Table for 2018 ($2,989), 2017 ($2,027), 2016 ($1,971), 2015 ($985), 2014 ($106), 2013 ($464), 2012 ($1,118), 2010 ($5,562), 2009 ($5,191), 2008 ($6,799), 2007 ($2,072), 2006 ($9,733), 2005 ($11,149), and 2004 ($35,000).

Deferred Compensation Plan. In February 2004, the Board adopted the 2005 Deferred Compensation Plan for certain directors, a select group of senior management and key employees, as designated by resolution of the Board. The Deferred Compensation Plan generally provides for the deferral of certain taxable income earned by participants in the Deferred Compensation Plan. Designated officers or key employees may elect to defer annually under the Deferred Compensation Plan up to 50% of his or her salary to be earned in the calendar year, and up to 100% of any cash bonuses or other incentive compensation. In October 2016, the Board and the Committee approved an Amended and Restated 2005 Deferred Compensation Plan, which froze that plan to new participants effective as of October 26, 2016, and a 2016 Deferred Compensation Plan. Except as noted below, the 2016 Deferred Compensation Plan is substantially the same as the 2005 Deferred Compensation Plan.

Distribution Election Notice. At the time a participant first makes an election to defer covered compensation, he or she must deliver to the Company a signed “distribution election notice” in which he or she elects to receive distributions of the credit balance in his or her DCA in the form of either a single lump-sum payment or monthly installment payments over a period not to exceed 120 months. A participant may change such election from time to time; but if a distribution election notice is delivered to the Company less than 12 calendar months before the month in which distributions begin, such notice will not be effective and the Company will instead treat the distribution election notice that was last delivered to the Company before such 12 calendar month period as the effective notice.

Distributions Upon Retirement or Disability. The Company will distribute the credit balance in a DCA maintained for a participant at the time he or she retires or becomes disabled as either a single lump sum or monthly installment payments, as elected by the participant. If the participant has elected a single lump-sum distribution, such distribution will be made within 90 days after the date that a participant retires or becomes disabled. If the participant has elected monthly installment payments, such distribution will be made on the first day of each month, beginning with the first day of the third month following the month in which a participant retires or becomes disabled and continuing until the full amount of the DCA maintained for the participant has been distributed. Until the DCA has been distributed in full, interest will continue to be credited to the DCA. The monthly installment payments will be in as nearly equal amounts as possible. Notwithstanding any contrary provisions of the Plan, if the participant dies after monthly installment payments of the credit balance in the DCA maintained for him or her have begun, then the remaining credit balance in the DCA will be distributed to his or her designated beneficiary in a single lump sum within 30 days after the Company receives notice that the participant has died.

Lump-Sum Distributions Upon Termination of Employment Other Than Because of Death, Disability, or Retirement or if DCA is Less Than $25,000. The 2005 Deferred Compensation Plan provides that, notwithstanding a participant’s election to receive a distribution of the credit balance in the DCA maintained for him or her in the form of monthly installment payments, such credit balance will be distributed to the participant in a single lump sum within 90 days after the date on which he or she terminates his or her services or employment with the Company, if (i) such termination of services or employment is for any reason other than because he or she retires or becomes disabled, or (ii) if the credit balance of the DCA maintained for him or her does not exceed $25,000. Unlike the 2005 Deferred Compensation Plan, the 2016 Deferred Compensation Plan permits participants to elect installment payments for any termination of employment, rather than only on a termination due to retirement or disability. If a participant’s services or employment with the Company is terminated because of his or her death, the credit balance in the participant’s DCA will be distributed to his or her designated beneficiary.

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2019 Pension Benefits
Name	Plan Name (1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Hadley S. Robbins	SERP	13	3,859,867	$—
Gregory A. Sigrist	SERP	2	312,478	—
Clint E. Stein	SERP	14	1,232,288	—
David C. Lawson	SERP	6	1,087,786	—
Andrew L. McDonald	SERP	15	2,401,128	—

(1)
Under the terms of the SERP, executives must, in addition to other conditions, be fully vested. Full vesting is based on a 20 year schedule. As of December 31, 2019, only Messrs. Robbins and McDonald were eligible to receive benefits upon a voluntary termination. Messrs. Sigrist, Stein and Lawson will first become eligible to receive vested benefits upon a voluntary termination at ages 61, 55 and 65, respectively. Named Executives (other than Mr. Robbins) must have at least 10 years of service with the Company in order to receive benefits upon a voluntary termination that occurs prior to reaching the early retirement age of 55. Mr. Robbins became fully vested in a retirement benefit upon the Company’s acquisition of West Coast Bancorp.

(2)
The estimated maximum annual retirement benefit payable under the SERP for the Named Executives upon achieving age 64 for Mr. Robbins and age 65 for Messrs. Sigrist, Stein, Lawson and McDonald; and is as follows assuming a single life annuity: Messrs. Robbins, Sigrist, Stein, Lawson, and McDonald, $258,859, $239,334, $270,000, $96,487 and $230,939, respectively.

Supplemental Executive Retirement Plan. Over the years, Columbia has implemented a supplemental executive retirement plan, or SERP, for certain executive officers of Columbia to provide retirement benefits to those officers. Where a participant has twenty years of service and is therefore fully vested, the SERP is designed to provide lifetime retirement benefits equal to 60% of the average of the three highest years of base salary (which we refer to as the “SERP formula”), with an annual two percent cost of living adjustment to benefit payments. Prior to 2015, the SERP benefits available to each participant were calculated based on a fixed dollar amount set forth in the officer’s SERP, which was intended to approximate the SERP formula. In 2015, in order to better account for fluctuations in the participant’s base salary over time, the Company amended the SERP to provide that the SERP benefit available to each participant would instead equal the SERP formula described above. On September 27, 2017, the Committee approved an amendment to the SERP, which revised the vesting schedule from vesting on an annual basis to vesting on a monthly basis in order to conform vesting with the methodology for determining early retirement benefits under the SERP.

Each SERP includes a number of restrictions on payment, including a requirement, subject to certain exceptions, that the Named Executive (other than Mr. Robbins) attain age 65 (62 in the event of a change-in-control). Each Named Executive’s SERP, other than Mr. Robbins’ SERP, includes a number of potential adjustments to the date on which retirement payments are initiated and to the amount of the Named Executive’s benefit. These potential adjustments include provisions for early retirement subject to the early commencement reduction factor of 5% for each year that the benefit is paid prior to reaching age 65, payable upon reaching age 55, with a minimum of 10 years of credited service, and a 2% annual inflation adjustment to benefit payments. As of December 31, 2019, Mr. McDonald was eligible for early retirement benefits. Named Executives terminated pursuant to a change-in-control of Columbia will be vested in the benefit that the executive would have received had the Named Executive remained employed by Columbia until reaching the normal retirement age. In the event the Named Executive becomes disabled, the executive will be 100% vested, regardless of tenure. Other potential SERP adjustments include an elimination of benefits if the Named Executive violates non-competition requirements or if the Named Executive is terminated for cause or resigns voluntarily before reaching the normal retirement age and does not have ten years of service or before achieving 100% vesting. Under the terms of each SERP, the Named Executive and the Company will cooperate and use all reasonable efforts, in compliance with applicable law, to minimize the amount of any excise tax imposed by Section 4999 of the Internal Revenue Code.

The SERP is unsecured and unfunded and there are no plan assets. Columbia has purchased Bank-Owned Life Insurance (“BOLI”) policies on the lives of the Named Executives and other officers and intends to use income from these policies to offset SERP benefit expenses. In 2016, Columbia purchased additional BOLI policies to supplement Columbia’s existing portfolio. The BOLI policies, through the split dollar life insurance agreements with the officers, provide a death benefit equal to three times the officer’s then current base salary and approximately ten times the projected benefit at normal retirement age of the officer’s SERP. The agreements take into account any other life insurance policies purchased by and owned by the Company that pay benefits to the participant’s beneficiary at death. This split dollar benefit is payable to the officer’s beneficiaries if the officer dies while employed with the Company, in which case the officer (and his or her beneficiaries) would not be entitled to any benefits under the SERP. If the officer retires or terminates employment for any reason other than death, then the officer and his or her beneficiaries forfeit any benefits under the split dollar agreement, and all proceeds from the BOLI policies are instead paid to the Company.

38	2020 Proxy Statement

The income generated from the BOLI policies is projected to, on a cumulative basis, substantially offset the ongoing costs of the SERP program. This projection includes assumptions related to future BOLI policy performance, the Bank’s cost of funds and discount rates applicable to the SERP program. Any excess revenue generated from the BOLI will be used to offset other employee benefit costs. BOLI is not a permissible bank investment but BOLI may be purchased in order to offset employee benefit expenses pursuant to the authority granted by the “Interagency Statement on the Purchase and Risk Management of Life Insurance,” dated December 7, 2004 and described for State-Chartered Federal Reserve member banks in Supervisory Letter SR 04-19.

As described below, the Company had previously entered into Unit Plans with each of Messrs. McDonald and Stein in lieu of a SERP. In 2013, the Company entered into SERPs with Messrs. McDonald and Stein, and their respective Unit Plan were frozen to new contributions. Payments under each Unit Plan were postponed until benefits are drawn from the Named Executive’s SERP (and the SERP benefits will be reduced by the amount that is attributable to the respective Unit Plan).

Long-Term Incentive Awards Change-in-Control Treatment. In the event of a change-in-control, all unvested Shares will vest in full as of the date of the closing of such change-in-control transaction (for Performance Shares, based on the greater of target or actual performance) unless the Shares are replaced or assumed, in which case the Shares will continue as replaced or assumed.

Executive Agreements.

Arrangements with Mr. Robbins

Mr. Robbins served as President and Chief Executive Officer of Columbia and Columbia Bank pursuant to an employment agreement entered into effective July 1, 2017. The term of the employment agreement with Mr. Robbins was extended for three-years following its effective date.

Mr. Robbins’ employment agreement provided that if his employment was terminated without cause or if he resigned for good reason (each, a qualifying termination), then he would receive cash severance equal to two times his annual base salary, a prorated portion of any incentive payment earned during the year of termination, continued welfare benefits for two years and vesting of a pro rata portion of his long-term incentive awards (based on the portion of the vesting period in which Mr. Robbins remained employed with the Company), subject to achievement of any performance criteria. The employment agreement also provided for certain benefits and payments if Mr. Robbins terminated his employment within two years following a change-in-control (as defined in the agreement) or if Mr. Robbins’ employment was terminated by the Company without cause or by Mr. Robbins with good reason at any time from and after six months prior to the public announcement of a transaction that would result in a change-in-control. In such event, the agreement provided that Mr. Robbins would receive an amount equal to 2.5 times the sum of his annual base salary and target bonus, a prorated target bonus for the year of termination, continued welfare benefits for 30 months and his long-term incentive awards would be treated in accordance with their terms. In the event Mr. Robbins was terminated without cause, or he voluntarily terminated for good reason, and within six months the Company publicly announced a change-in-control, upon closing of the change-in-control, the agreement provided that he would be entitled to receive the change-in-control payments set forth above, less any payments that he received as a termination payment.

In connection with his departure, Mr. Robbins was entitled to the payments and benefits provided for a qualifying termination under his employment agreement and remains subject to restrictive covenants, including non-competition and non-solicitation covenants that will continue for two years following his departure.

Arrangements with Mr. Sigrist

On March 12, 2020, the Company entered into an employment separation agreement with Mr. Sigrist in connection with his prior termination of service. Under the terms of the employment separation agreement, in exchange for executing a release of claims against the Company and Columbia State Bank, Mr. Sigrist received a cash payment of $250,000, less routine payroll deductions and withholdings, to be paid bi-weekly in accordance with Columbia’s regular payroll practices.

39	2020 Proxy Statement

The table below shows the maximum amounts that could be payable to Mr. Robbins under his agreements in each termination scenario set forth below, and (i) is based on his salary at December 31, 2019; and (ii) assumes the triggering event was December 31, 2019.

	2019 Termination/Change-in-Control Payments – Hadley S. Robbins
	Death	Disability	Voluntary Termination For Good Reason (Not Due to CIC)		Termination w/o Cause (Not Due to CIC)		Termination Due to CIC(1)		Retirement
Employment Agreement(2)	$—	$—	$1,534,000		$1,534,000		$—		$—
Annual Incentive(3)	—	—	497,337		497,337		460,200		—
CIC Termination Payment(4)	—	—	—		—		1,534,000		—
Benefits Payable Under SERPs or Split Dollar Life Insurance(5)	3,410,096	4,509,177	258,859	*	258,859	*	258,859	*	258,859	*
Bank Owned Life Insurance(6)	2,301,000	—	—		—		—		—
Healthcare and Other Benefits(7)	—	—	30,869		30,869		38,587		—
FMV of Accelerated Equity Vesting(8)	1,706,329	1,706,329	$—		1,706,329		1,706,329		1,706,329
Total	$7,417,425	$6,215,506	$2,321,065		$4,027,394		$3,997,975		$1,965,188

* Reflects the annual lifetime annuity payable following the triggering event under the terms of the applicable plan.

(1)
In the event Mr. Robbins was terminated without cause, or he voluntarily terminated for good reason, and within six months the Company publicly announced a change-in-control, upon closing of the change-in-control, he would be entitled to receive change-in-control payments, less any payments that he received as a termination payment.

(2)	Represents two times Mr. Robbins annual salary in the year of termination payable in equal monthly installments over two years following termination.

(3)
For voluntary termination for good reason and termination without cause, represents the prorated portion of any incentive payment earned during the year of termination payable in a lump sum; provided that, if such termination is due to change-in-control, represents the prorated portion of Mr. Robbins’ target annual incentive.

(4)
For termination due to change-in-control, represents 0.5 times Mr. Robbins annual salary in the year of termination plus 2.5 times Mr. Robbins target annual incentive payable in equal monthly installments over a 30-month period following termination.

(5)
Reflects the aggregate SERP benefits (or split dollar life insurance benefits calculated based on SERP benefits) to which Mr. Robbins would be entitled, including the retirement benefit in which Mr. Robbins vested upon the Company’s acquisition of West Coast Bancorp, which had a value at December 31, 2019 of $1,159,513 and which reduces the benefits otherwise payable under Mr. Robbins’ existing SERP. See “Pension Benefits” above for more details regarding these benefits. Annual amounts reflected in the table above reflect a single lifetime annuity; however Mr. Robbins alternatively may elect a joint and survivor annuity.

Benefits on Death. Death benefits are not payable pursuant to the SERP; however, in the event of Mr. Robbins’ death while employed, a Split Dollar Agreement provides a one-time lump sum benefit of a stated dollar amount calculated as ten times the projected annual SERP benefit at normal retirement.
Benefits on Disability. In the event that Mr. Robbins becomes Disabled, the amount represents a one-time lump sum payment calculated as the present value of the projected stream of retirement benefit payments that Mr. Robbins would expect to receive had he remained employed until normal retirement age.
Benefits on Termination without Cause or Due to CIC. Upon a termination without cause or due to a change-in-control, benefits are payable in a lifetime annuity.

(6)	Represents the amount equal to three times base salary as of the date of death that would be due to Mr. Robbins’ beneficiaries under a bank owned life insurance policy payable by the insurer.

(7)
Represents the value of continued employer-paid health and welfare benefits for two years following termination (or in the event of a termination due to change-in-control, for 30 months following termination).

(8)
In the case of death, disability or termination in connection with a change-in control, represents the fair market value of unvested equity awards with performance shown at stretch performance. In the case of a voluntary termination for good reason or a termination without cause not in connection with a change-in-control, represents the fair market value of a prorated portion of the unvested equity awards with performance shown at stretch performance. In the case of retirement, represents a prorated portion of Performance Shares at stretch performance. Fair market value was determined based on the closing price of Columbia’s common stock on NASDAQ on December 31, 2019 of $40.69 per share.

40	2020 Proxy Statement

Subsequent Event: Arrangements with Mr. Stein

The Company and Columbia Bank entered into an employment agreement, effective January 1, 2020, with Mr. Stein establishing his compensation as President and Chief Executive Officer. The employment agreement, which has a term of three years, provides that Mr. Stein’s compensation will consist of an annual base salary of $800,000, a target annual bonus opportunity of 80% of annual base salary and an annual target long-term incentive opportunity of 120% of annual base salary.

During the term of his employment with the Company and Columbia Bank, Mr. Stein will be entitled to participate in the benefits provided by the Company to its executives on a basis no less favorable than the benefits provided to other executives. Pursuant to the employment agreement, Mr. Stein’s base salary for purposes of determining benefits under his SERP will be frozen at $450,000. Mr. Stein otherwise will continue to participate in his SERP, and remain eligible for benefits under his Unit Plans, in accordance with their terms.

If Mr. Stein’s employment is terminated by the Company and Columbia Bank for any reason other than cause, disability or death, or if Mr. Stein terminates employment for good reason (as those terms are defined in the employment agreement), each of which is referred to as a “qualifying termination,” Mr. Stein will be entitled to receive any earned but unpaid bonus for a prior fiscal year and, subject to his execution of a release of claims, (1) cash severance equal to 2.0 times Mr. Stein’s annual base salary, (2) a prorated bonus for the year of termination based on actual performance, (3) a prorated portion of any long-term incentive awards (based on actual performance in the case of awards subject to performance-based vesting) and (4) continued health and welfare benefits for 24 months.

Notwithstanding the foregoing, if Mr. Stein experiences a qualifying termination within six months prior to, or within 24 months following, a change in control of the Company (as defined in the employment agreement), Mr. Stein will be entitled to receive (1) cash severance equal to 2.5 times the sum of Mr. Stein’s annual base salary and target annual bonus, (2) a prorated target bonus for the year of termination and (3) subject to Mr. Stein’s execution of a release of claims, continued health and welfare benefits for 30 months. On any such qualifying termination, Mr. Stein’s long-term incentive awards will be treated in accordance with their terms.

If Mr. Stein’s employment is terminated due to Mr. Stein’s death or disability, Mr. Stein’s legal representatives will be entitled to receive any earned but unpaid bonus for a prior fiscal year and Mr. Stein’s long-term incentive awards will be treated in accordance with their terms.

Mr. Stein is subject to customary restrictive covenants, including non-competition and non-solicitation covenants during his employment and for two years following termination of employment for any reason.

Change-in-Control Agreements. Columbia Bank has entered into change-in-control agreements with Messrs. Sigrist, Stein, Lawson and McDonald. Mr. Stein’s employment agreement superseded the change-in-control agreement effective as of January 1, 2020.

The agreements contain provisions, similar to those contained in the employment agreement for Mr. Robbins discussed above, that require payments in the event of termination of employment without cause or by the executive for good reason within 365 days (or, for Mr. McDonald, 730 days) following a change-in-control (as defined in the agreements) or termination of employment without cause prior to the change-in-control at any time from and after sixty days prior to the public announcement of a transaction that will result in a change-in-control, provided that the change-in-control occurs within 18 months of the executive’s termination date. Under the agreements, the executives are entitled to (i) receive their base salary for terms of two years; (ii) accelerated vesting of options; and (iii) removal of restrictions on any restricted stock or other restricted securities, subject to Federal securities laws. These agreements also contain a covenant that the executive will not compete with or solicit employee, customer or business partner of Columbia or any of its subsidiaries for up to two years after the commencement of severance benefit payments, unless payments of such severance benefits are waived by the executive. The terms of the agreements are five years unless otherwise extended in writing. In 2019, the Company extended the change-in-control agreements with Messrs. Stein and McDonald for an additional five years.

Unit Plans. Columbia previously entered into Unit Plans with each of Mr. McDonald (three plans, one each in 2004, 2006 and 2007) and Mr. Stein (in 2008). The plans were provided primarily to supplement retirement benefits in lieu of a SERP. Each separate Unit Plan provides that the executive will begin receiving a monthly payment beginning the first month following the tenth anniversary of each plan, based on an annual aggregate payment of $25,000 per year for ten years. In the event the executive’s employment is terminated by the Company without cause, or he is terminated due to disability, the executive will be entitled to receive a payment based on the prorated portion of his term of employment, payable in monthly payments following the tenth anniversary of each plan. If the executive leaves the employment of Columbia prior to expiration during the respective ten-year period, the entire amount is forfeited. Once receiving the benefit, there is a non-competition clause restricting the executive from working for a competitor.

As noted above, in 2013, the Company entered into a SERP with Messrs. McDonald and Stein. Benefits under the Unit Plans were frozen to new contributions. In the event any benefit payments due Messrs. McDonald or Stein pursuant to their respective SERP plans are to be made simultaneously with payment amounts due them pursuant to their respective Unit Plans,

41	2020 Proxy Statement

then any SERP benefit payments will be reduced by amounts to be paid out from their Unit Plans. The reduced SERP benefit payment will be determined by deducting the amount of the Unit Plan payments from the scheduled SERP benefit payments. Once the Unit Plan benefit payment periods expire, retirement benefit payments under the SERP plan will no longer be reduced.

The tables below show the maximum amounts that could be paid to Messrs. Sigrist, Stein, Lawson and McDonald under their respective agreements, which are based on (i) the executive’s salary at December 31, 2019; and (ii) assumes the triggering event was December 31, 2019.

	2019 Termination/Change-in-Control Payments – Gregory A. Sigrist
	Death	Disability	Termination w/o Cause (Not Due to CIC)	Termination Due to CIC	Retirement
Change in Control Agreement(1)	$—	$—	$—	$790,000	$—
Benefits Payable Under SERPs, Unit Plans or Split Dollar Life Insurance(2)	2,361,540	2,703,216	—	1,817,453	239,334	*
Bank Owned Life Insurance(3)	1,185,000	—	—	—	—
FMV of Accelerated Equity Vesting(4)	687,251	687,251	—	687,251	—
Total	$4,233,791	$3,390,467	$—	$3,294,704	$239,334

* Reflects the annual lifetime annuity payable following the triggering event under the terms of the applicable plan.

	2019 Termination/Change-in-Control Payments – Clint E. Stein
	Death		Disability	Termination w/o Cause (Not Due to CIC)	Termination Due to CIC	Retirement
Change in Control Agreement(1)	$—		$—	$—	$900,000	$—
Benefits Payable Under SERPs, Unit Plans or Split Dollar Life Insurance(2)	4,235,830	**	2,571,656	1,545,771	2,546,756	270,000	*
Bank Owned Life Insurance(3)	1,350,000		—	—	—	—
FMV of Accelerated Equity Vesting(4)	950,320		950,320	—	950,320	—
Total	$6,536,150		$3,521,976	$1,545,771	$4,397,076	$270,000

* Reflects the annual lifetime annuity payable following the triggering event under the terms of the applicable plan.

** Includes $249,960, which is the aggregate amount that would be payable in monthly installments over a ten-year period under Mr. Stein’s Unit Plan.

	2019 Termination/Change-in-Control Payments – David C. Lawson
	Death	Disability	Termination w/o Cause (Not Due to CIC)		Termination Due to CIC		Retirement
Change in Control Agreement(1)	$—	$—	$—		$600,000		$—
Benefits Payable Under SERPs, Unit Plans or Split Dollar Life Insurance(2)	960,690	1,570,868	44,455	*	70,083	*	96,487	*
Bank Owned Life Insurance(3)	900,000	—	—		—		—
FMV of Accelerated Equity Vesting(4)	563,446	563,446	—		563,446		—
Total	$2,424,136	$2,134,314	$44,455		$1,233,529		$96,487

* Reflects the annual lifetime annuity payable following the triggering event under the terms of the applicable plan.

42	2020 Proxy Statement

	2019 Termination/Change-in-Control Payments – Andrew McDonald
	Death		Disability	Termination w/o Cause (Not Due to CIC)		Termination Due to CIC		Retirement
Change in Control Agreement(1)	$—		$—	$—		$695,184		$—
Benefits Payable Under SERPs, Unit Plans or Split Dollar Life Insurance(2)	2,391,960	*	3,633,528	117,016	**	153,457	**	230,939	**
Bank Owned Life Insurance(3)	1,042,776		—	—		—		—
FMV of Accelerated Equity Vesting(4)	654,499		654,499	—		654,499		654,499
Total	$4,089,235		$4,288,027	$117,016		$1,503,140		$885,438

* Includes $749,880, which is the aggregate amount that would be payable in monthly installments over a ten-year period under Mr. McDonald’s Unit Plans.
** Reflects the annual lifetime annuity payable following the triggering event under the terms of the applicable plan.

(1)	The amount for Messrs. Stein, Lawson and McDonald represents two times each Named Executive’s annual base salary payable in equal monthly installments for two years following the termination date.

(2)
Reflects the benefits to which each Named Executive would be entitled under their SERPs (or split dollar life insurance benefits calculated based on SERP benefits) and, in the case of Messrs. McDonald and Stein, under their Unit Plans, which reduce the benefits otherwise payable under their SERPs (except in the event of death). See “ Pension Benefits” and “ Unit Plans” above for more details regarding these benefits. Annual amounts reflected in the tables above reflect a single lifetime annuity; however the Named Executives alternatively may elect a joint and survivor annuity.

Benefits on Death. Death benefits are not payable pursuant to the SERP; however, in the event of death of a Named Executive while employed, a Split Dollar Agreement provides a one-time lump sum benefit of a stated dollar amount calculated as ten times the projected annual SERP benefit at normal retirement. For Messrs. McDonald and Stein, amounts also include the benefits that each would be entitled under their Unit Plans, which would not reduce the benefits payable under their SERPs. Mr. Stein’s Unit Plan provides for $24,996 annually for ten years following death and Mr. McDonald’s Unit Plans collectively provide for $74,988 annually for ten years following death. In the event that Mr. McDonald or Mr. Stein dies after their respective Unit Plan payments have begun, then any remaining payments in the ten-year benefit stream will be made to his beneficiaries.

Benefits on Disability. In the event of disability, the amounts for Messrs. Stein, Lawson and McDonald represent a one-time lump sum payment calculated as the present value of the projected stream of retirement benefit payments that the Named Executive would expect to receive had he or she remained employed until normal retirement age.

Benefits on Termination without Cause or Due to CIC. Upon a termination without cause or due to a change-in-control, benefits are payable in a one-time lump sum, except that for Messrs. Lawson and McDonald benefits are payable in a lifetime annuity.

Retirement Benefits. Mr. McDonald was eligible to retire as of December 31, 2019 and receive benefits under his SERP payable in a lifetime annuity.

(3)
Represents the amount equal to three times base salary as of the date of death that would be due to each Named Executive’s beneficiaries under a bank owned life insurance policy payable by the insurer.

(4)
Represents the fair market value of unvested equity awards (or, for Mr. McDonald in the case of retirement, represents a prorated portion of Performance Shares) based on the closing price of Columbia’s common stock on NASDAQ on December 31, 2019 of $40.69 per share. Performance Shares granted in 2018 and 2019 are shown at stretch performance.

43	2020 Proxy Statement

Other Compensation Plans

Employee Stock Purchase Plan. We also maintain an Employee Stock Purchase Plan (the “ESPP”) that was adopted in 1995, and amended in 2000, 2006, 2009 and 2010. The ESPP was further amended in 2018 to make certain administrative updates. The ESPP allows eligible employees to purchase shares of Columbia common stock at 90% of the lower of the market price at either the beginning or the end of each six-month offering period by means of payroll deductions. At December 31, 2019, there were 302,714 shares available for purchase under the ESPP.

Pay Ratio

Set forth below is the total annual compensation for 2019 of Mr. Robbins, the median of the total annual compensation of our employees (other than Mr. Robbins) and the ratio of those two values:

CEO Total Annual Compensation as reported in the Summary Compensation Table (A)	Median Total Annual Compensation of Our Employees (B)	Ratio of (A) to (B)
$3,480,559	$55,654	63 to 1

To identify our median employee, we used our entire employee population as of December 31, 2019. We measured compensation based on total gross pay for 2019 as reported to the Internal Revenue Service on Form W-2 for 2019 and annualized the compensation of all permanent employees hired or rehired during 2019. In accordance with SEC rules, after identifying our median employee, we calculated 2019 total annual compensation for both our median employee and Mr. Robbins using the same methodology that we use to determine our Named Executives’ total annual compensation for the Summary Compensation Table. This calculation produced the ratio shown in the table above.

44	2020 Proxy Statement

PROPOSAL NO. 2

ADVISORY (NON-BINDING) VOTE
ON EXECUTIVE COMPENSATION

At the 2017 Annual Meeting, shareholders voted on an advisory (non-binding) resolution on the frequency of a shareholder vote on named executive officer compensation. As recommended by the Board, the shareholders approved that an advisory (non-binding) vote to approve named executive officer compensation should occur on an annual basis, and that frequency was subsequently approved by the Board. Accordingly, we have included and will include a non-binding advisory vote on named executive compensation in our proxy materials on an annual basis until the next vote on the frequency of such advisory votes, which will occur no later than our 2023 annual meeting. In accordance with the vote of the shareholders and the Board, we are providing you the opportunity, as a shareholder, to endorse or not endorse our executive pay program through the following non-binding resolution:

“RESOLVED, that the shareholders approve the compensation of named executive officers as described in the Compensation Discussion & Analysis and the tabular disclosures regarding Named Executive compensation (together with the accompanying narrative disclosures) in this proxy statement.”

We believe that our compensation policies and procedures are strongly aligned with the long-term interests of our shareholders. Columbia’s compensation program is guided by the philosophy that total executive compensation should vary based on achievement of both individual and corporate goals and objectives, and should be focused on long-term strategies to build shareholder value. We invite you to consider the details of our executive compensation provided under “Executive Compensation—Compensation Discussion & Analysis” in this proxy statement. That section provides you with information about the structure of our executive compensation and the objectives that our compensation program is intended to achieve.

The compensation of our executives for 2019 is closely aligned with 2019 shareholder returns and Company financial performance, neither of which were affected by the COVID-19 pandemic. In 2019, Columbia had strong financial results including significant increases in net income and shareholder return. The compensation of our executives increased along with our strong performance and Columbia’s growth. We recognize that the COVID-19 pandemic could significantly impact 2020 financial results and compensation outcomes.

Because your vote is advisory, it will not be binding upon the Board. However, the Personnel and Compensation Committee values the opinions that our shareholders express in their votes, and will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required and Board Recommendation

The proposal on the advisory (non-binding) vote to approve executive compensation requires the affirmative vote FOR of a majority of the shares present and voting on this matter.

The Board unanimously recommends a vote “FOR” approval of the compensation of executive officers as described in the Compensation Discussion and Analysis and the tabular disclosures regarding named executive compensation (together with the accompanying narrative disclosures) in this proxy statement.

45	2020 Proxy Statement

MANAGEMENT

The following table sets forth information with respect to our executive officers who are not directors or nominees for director of Columbia, including employment history for the last five years. All executive officers are elected annually and serve at the discretion of the Board.

Name	Age	Position	Has Served as an Executive Officer of the Company since
Kumi Y. Baruffi (1)	49	Executive Vice President/General Counsel	2014
Lisa K. Dow (2)	60	Executive Vice President/Chief Risk Officer	2018
Eric J. Eid (3)	64	Executive Vice President/Interim Chief Financial Officer	2020
David C. Lawson (4)	61	Executive Vice President/Chief Human Resources Officer	2013
Andrew L. McDonald (5)	61	Executive Vice President/Chief Credit Officer	2004
Christopher Merrywell (6)	54	Executive Vice President/Interim Chief Operating Officer	2020
David Moore Devine (7)	42	Executive Vice President/Chief Marketing & Experience Officer	2020

(1)
Ms. Baruffi joined Columbia Bank as an Executive Vice President, Corporate Secretary and its first General Counsel in September 2014. Prior to joining Columbia Bank, Ms. Baruffi was a partner with a Seattle-based business law firm where she served on the board of directors and financial services team. Her practice focused on mergers and acquisitions, corporate governance and regulatory compliance.

(2)
Ms. Dow joined Columbia Bank as Senior Vice President and Credit Administrator in April 2013, when Columbia acquired West Coast Bancorp, where she had served as Senior Vice President and Regional Credit Administrator & Credit Services Manager for fourteen years. Ms. Dow was promoted to the new position of Executive Vice President, Chief Risk Officer in March of 2018 where she manages the bank’s comprehensive risk management process to help position Columbia for future growth.

(3)
Mr.Eid joined Columbia Bank as Senior Vice President and Chief Information Officer in March 2010. He was promoted to Executive Vice President and Chief Innovation and Technology Officer in January 2020 and named Interim Chief Financial Officer in March 2020. Prior to joining Columbia, he was with Russell Investments, in Tacoma, Washington.

(4)
Mr. Lawson joined Columbia Bank as an Executive Vice President and Director of Human Resources in July 2013. He became the Chief Human Resources Officer in October 2014. Mr. Lawson has over 30 years of human resources experience. Prior to joining Columbia Bank, he spent 11 years with Franciscan Health Systems where he oversaw more than six hospitals and a network of clinics and physicians in three counties with over 11,000 employees.

(5)
Mr. McDonald joined Columbia Bank as an Executive Vice President and Chief Credit Officer in June 2004. Prior to joining Columbia Bank, Mr. McDonald was a Senior Vice President and Team Leader at US Bank. His experience in banking spans over 30 years and includes senior officer positions with US Bank and West One Bank, as well as managing US Bank’s Media & Telecommunications group and South Puget Sound Commercial Banking group.

(6)
Mr. Merrywell joined Columbia Bank in October 2012 as Senior Vice President Director of Private Banking. He became the Director of Wealth Management in November 2014 and was promoted to EVP Chief Consumer Banking Officer in February 2017. He was then named to the Executive Management Team in January 2020 with his promotion to EVP Chief Operating Officer.

(7)
Mr. Moore Devine joined Columbia Bank in 2007 in the Marketing Department. He was promoted to Director of Marketing in March 2011 and was named to the Executive Management Team in January 2020 with his promotion to EVP and Chief Marketing and Engagement Officer.

46	2020 Proxy Statement

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees charged to Columbia by Deloitte, for audit services rendered in connection with the audited consolidated financial statements and reports for the 2019 and 2018 fiscal years and for other services rendered during the 2019 and 2018 fiscal years.

Fee Category	Fiscal 2019	% of Total	Fiscal 2018	% of Total
Audit Fees	$1,602,625	92.1%	$1,345,761	93.4%
Tax Fees	132,654	7.6%	91,262	6.3%
All Other Fees	4,177	0.3%	4,173	0.3%
Total Fees	$1,739,456	100%	$1,441,196	100%

Audit Fees. Consists of fees billed to Columbia for professional services rendered by Deloitte in connection with the audit of our financial statements included in Columbia’s Form 10-K, review of financial statements included in Columbia’s Form 10-Qs, or services to Columbia in connection with statutory or regulatory filings or engagements, including comfort letters and consents.

Tax Fees. Consists of tax compliance, tax advice, and tax consulting services.

All Other Fees. Consists of accounting research subscriptions.

In considering the nature of the services provided by Deloitte, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement Sarbanes-Oxley, as well as the American Institute of Certified Public Accountants.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The services performed by Deloitte in 2019 and 2018 were pre-approved in accordance with the pre-approval policy outlined in the Audit Committee’s adopted Charter. The policy specifies that pre-approval of all permissible auditing and non-auditing services to be provided by the Company’s independent auditors is the sole responsibility of the Audit Committee. Prior to commencing such services, pre-approval is required by the Audit Committee or as delegated to the Audit Committee Chair by the Committee.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board makes the following report, which notwithstanding anything to the contrary set forth in any of Columbia’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.

The Audit Committee consists of the directors listed below. The Board has determined that the membership of the Audit Committee meets the independence requirements as defined under the NASDAQ listing standards.

The Audit Committee is governed by a charter. A copy of the charter is available in the “About - Investor Relations - Overview - Governance Documents” section of our website at www.columbiabank.com. The charter was last amended effective July 24, 2019. The Audit Committee held nine meetings during fiscal year 2019.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditors are responsible for auditing the Company’s financial statements, expressing an opinion as to their conformity with generally accepted accounting principles and annually auditing the Company’s internal control over financial reporting. The Audit Committee is responsible for overseeing Columbia’s financial reporting processes on behalf of the Board. With respect to fiscal year 2019, the Audit Committee has:

(1)       reviewed and discussed the audited financial statements with management, and management represented to the Audit Committee that Columbia’s consolidated financial statements were prepared in accordance with generally accepted accounting principles;

(2)       discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC;

47	2020 Proxy Statement

(3)       received from Deloitte the written communications required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte that firm’s independence;

(4)       discussed with Columbia’s internal and independent accountants the overall scope and plans for their respective audits; and

(5)       met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of Columbia’s internal controls, and the overall quality of Columbia’s financial reporting.

The members of the Audit Committee are not full-time employees of the Company and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Audit Committee necessarily rely on the information provided to them by management and the independent accountants. Accordingly, the Audit Committee’s considerations and discussions referred to above do not assure that the audits of the Company’s financial statements and internal control over financial reporting have been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent auditor, both in fact and appearance. Each year, the Audit Committee evaluates the qualifications, performance and independence of the Company’s independent auditor and determines whether to re-engage the current independent auditor. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the auditors, the auditors’ capabilities and the auditors’ technical expertise and knowledge of the Company’s operations and industry. Based on this evaluation, the Audit Committee has retained Deloitte as the Company’s independent auditor for 2020. Deloitte has been the independent auditor for the Company since 1997.

The members of the Audit Committee and the Board believe that, due to Deloitte’s knowledge of the Company and its industry, it is in the best interests of the Company and its shareholders to continue retention of Deloitte to serve as the Company’s independent auditor. Although the Audit Committee has sole authority to appoint the independent auditor, the Audit Committee will continue to recommend that the Board ask the shareholders, at the Annual Meeting, to ratify the appointment of the independent auditors.

Based on the review and discussions referred to in items (1) through (5) above, the Audit Committee has recommended to the Board that the audited financial statements be included in Columbia’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.

Audit Committee Members
Randal L. Lund, Chairman
Ford Elsaesser
Thomas M. Hulbert
Michelle M. Lantow
S. Mae Fujita Numata
Janine T. Terrano

48	2020 Proxy Statement

PROPOSAL NO. 3

ADVISORY (NON-BINDING) VOTE ON APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Deloitte currently serves as our independent registered public accounting firm, and that firm conducted the audits of our financial statements since the fiscal year ended December 31, 1997. The Audit Committee has appointed Deloitte to serve as the Company’s independent registered public accounting firm to conduct an audit of the financial statements for fiscal year 2020.

Appointment of the Company’s independent registered public accounting firm is not required to be submitted to a vote of our shareholders for approval or ratification. However, upon the recommendation of the Audit Committee, the Board has determined to submit the selection of auditors to our shareholders for an advisory (non- binding) vote. In the event our shareholders do not vote for the appointment, the Audit Committee may reconsider whether to retain Deloitte, and may retain Deloitte or another firm without re-submitting the matter to our shareholders. Even if the appointment is approved, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s and its shareholders’ best interest.

Representatives of Deloitte are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

The Board unanimously recommends that you vote “FOR” the appointment of Deloitte to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions between Columbia or its affiliates and related persons (including directors and executive officers of Columbia and Columbia Bank, or their immediate family) must generally be approved by the Audit Committee, in accordance with the policies and procedures set forth in the Related Persons Transactions Policy adopted by the Board. Under the Related Persons Transaction Policy, a transaction between a “related person” will be consummated only if the Audit Committee, or a majority of the disinterested independent members of the Board, approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

During 2019, certain directors and executive officers of Columbia and Columbia Bank, and their immediate family members, were customers of Columbia Bank, and it is anticipated that such individuals will continue to be customers of Columbia Bank in the future. All transactions between Columbia Bank and its executive officers and directors, and their associates, were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to the Company, and, in the opinion of management, did not involve more than the normal risk of collectability or present other unfavorable features.

49	2020 Proxy Statement

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

Columbia’s 2019 Annual Report and Form 10-K for the year ended December 31, 2019 (which is not a part of Columbia’s proxy soliciting materials) have been filed with the SEC and are also available on our website. Copies of the 2019 Annual Report and Form 10-K will be furnished to shareholders upon request to:

Investor Relations
P. O. Box 2156, MS 3100
Tacoma, WA 98401-2156
Email: investorrelations@columbiabank.com
(253) 305-1921

Delivery of Documents to Shareholders Sharing an Address

In some cases, only one copy of the proxy statement or Notice, as applicable, is being delivered to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of the proxy statement or Notice, as applicable, to a shareholder at a shared address to which a single copy of the document was delivered. To request a separate delivery of these materials now or in the future, a shareholder may submit a written or oral request to the Corporate Secretary at the address and number written above. Additionally, any shareholders who are presently sharing an address and receiving multiple copies of the proxy statement, annual reports or the Notice and who would rather receive a single copy of such materials may instruct us accordingly by directing their request to us in the manner provided above.

WE URGE YOU TO VOTE VIA THE INTERNET OR TELEPHONE ACCORDING TO THE INSTRUCTIONS ON THE NOTICE OR REQUEST A PROXY CARD AND SIGN AND RETURN IT WHEN RECEIVED AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE VIRTUAL ANNUAL MEETING. IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY THEN WITHDRAW YOUR PROXY. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

50	2020 Proxy Statement

Appendix A

Non-GAAP Financial Measures

The Company considers its operating noninterest expense and its ratio to average assets to be important measurements as they more closely reflect the ongoing operating leverage of the Company. Additionally, presentation of this measure and ratio allows readers to compare certain aspects of the Company’s noninterest expense to other organizations. Despite the importance of these measures to the Company, there are no standardized definitions for them and, as a result, the Company’s calculations may not be comparable with other organizations. The Company encourages readers to consider its consolidated financial statements in their entirety and not to rely on any single financial measure.

The following tables reconcile the Company’s calculation of the operating noninterest expense and its ratio to average assets:

	Twelve Months Ended December 31,
	2019	2018
	($ in thousands)
Noninterest expense (numerator A)	$345,482	$340,490
Adjustments to arrive at operating noninterest expense:
Acquisition-related expenses	—	(8,661)
Net benefit (cost) of operation of OREO	692	(1,218)
Operating noninterest expense (numerator B)	$346,174	$330,611
Average assets (denominator)	$13,341,024	$12,725,086
Noninterest expense to average assets (numerator A / denominator)	2.59%	2.68%
Operating noninterest expense to average assets (numerator B / denominator)	2.59%	2.60%

The Company also considers its core pretax return, its ratio to average assets and average tangible common equity, as well as its ratio of average nonperforming assets to period end total loans + OREO to be important measurements as they more closely reflect the ongoing operating leverage of the Company. Additionally, presentation of these measures and ratios allow readers to compare certain aspects of the Company’s pretax return to other organizations. Despite the importance of these measures to the Company, there are no standardized definitions for them and, as a result, the Company’s calculations may not be comparable with other organizations. The Company encourages readers to consider its consolidated financial statements in their entirety and not to rely on any single financial measure.

The following table reconciles the Company’s calculation of the core pretax return on average assets:

	Twelve Months Ended December 31,
	2019	2018
	($ in thousands)
Pretax income	$241,611	$211,836
Adjustments to arrive at core pretax return:
Acquisition-related expenses	—	8,661
Gain on sale-leaseback	(5,926)	—
Core pretax return (numerator)	$235,685	$220,497
Average assets (denominator)	$13,341,024	$12,725,086
Core pretax return on average assets (numerator / denominator)	1.77%	1.73%

A-1

The following table reconciles the Company’s calculation of the core pretax return on average tangible common equity:

	Twelve Months Ended December 31,
	2019	2018
	($ in thousands)
Pretax income	$241,611	$211,836
Adjustments to arrive at core pretax return:
Amortization of intangibles	10,479	12,236
Acquisition-related expenses	—	8,661
Gain on sale-leaseback	(5,926)	—
Core pretax return (numerator)	$246,164	$232,733

Average shareholder equity	$2,116,642	$1,969,179
Average intangibles	(806,358)	(817,685)
Average tangible common equity (denominator)	$1,310,284	$1,151,494
Tangible core pretax return on average tangible common equity (numerator / denominator)	18.79%	20.21%

The following table reconciles the Company’s calculation of the ratio of average nonperforming assets to period end total loans, OREO and OPPO:

($ in thousands)	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Nonperforming assets (numerator)	$33,612	$37,646	$40,156	$58,690
Loans	$8,743,465	$8,756,355	$8,646,990	$8,520,798
OREO and OPPO	$552	$625	$1,118	$6,075
Loans, OREO and OPPO (denominator)	$8,744,017	$8,756,980	$8,648,108	$8,526,873
Nonperforming assets to total loans, OREO and OPPO (numerator / denominator)	0.38%	0.43%	0.46%	0.69%
	2019 Four Quarter Average
Nonperforming assets to total loans, OREO and OPPO – four quarter average	0.49%

A-2

Columbia Banking System, Inc.

COLUMBIA BANKING SYSTEM, INC.
c/o BROADRIDGE
PO BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
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During the Meeting - Go to www.virtualshareholdermeeting.com/COLB2020

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1a. Craig D. Eerkes	☐	☐	☐
1b. Ford Elsaesser	☐	☐	☐
1c. Mark A. Finkelstein	☐	☐	☐
1d. Eric S. Forrest	☐	☐	☐
1e. Thomas M. Hulbert	☐	☐	☐
1f. Michelle M. Lantow	☐	☐	☐
1g. Randal L. Lund	☐	☐	☐
1h. S. Mae Fujita Numata	☐	☐	☐
1i. Elizabeth W. Seaton	☐	☐	☐
1j. Clint E. Stein	☐	☐	☐
1k. Janine T. Terrano	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2 To vote on an advisory (non-binding) resolution to approve the compensation of Columbia's named executive officers.	☐	☐	☐
3 To vote on an advisory (non-binding) resolution to appoint Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year ending December 31, 2020.	☐	☐	☐

You may attend the Annual Meeting via the Internet and vote during the Annual Meeting. Have the information that is printed in the box marked with the arrow on your proxy card or Notice of Internet Availability of Proxy Materials available and follow the instructions.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000454838_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report and Form 10K are available at www.proxyvote.com

COLUMBIA BANKING SYSTEM, INC.
Annual Meeting of Shareholders
May 27, 2020 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned shareholder of COLUMBIA BANKING SYSTEM, INC. ("Columbia") hereby nominates, constitutes and appoints Craig D. Eerkes and Clint Stein, and each of them (with full power to act alone), the true and lawful attorneys and proxies, each with full power of substitution, for me and in my name, place and stead, to act and to vote all of the Common Stock of Columbia standing in my name and on its books on March 30, 2020, at the Annual Meeting of Shareholders to be held live via webcast www.virtualshareholdermeeting.com/COLB2020 at 10:00 AM, and at any adjournment thereof, with all the powers the undersigned would possess if personally present, as shown on the reverse side.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders for the May 27, 2020 Annual Meeting, and the accompanying documents forwarded therewith, and ratifies all lawful action taken by the above-named attorneys and proxies.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES LISTED AND "FOR" PROPOSALS 2 AND 3.

0000454838_2 R1.0.1.18

Continued and to be signed on reverse side